Exhibit 10.1
$570,000,000
CREDIT AGREEMENT
Dated as of October 30, 2007
among
FA Sub 3 Limited
as Borrower
FA Sub 2 Limited
as Holdco II
FA Sub 1 Limited
as Holdco I
Freedom Acquisition Holdings, Inc.
as Parent
and
The Lenders Party Hereto
and
Citicorp USA, Inc.
as Administrative Agent
Citigroup Global Markets Inc.
as Book Manager and Arranger
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153-0119

i

(continued)

(continued)

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		Page

Section 11.17	Execution in Counterparts	112
Section 11.18	Entire Agreement	112
Section 11.19	Confidentiality	112
Section 11.20	Patriot Act Notice	113
Schedules
[All Schedules other than Schedule III Omitted]

Schedule I	—	Commitments
Schedule II	—	Applicable Lending Offices and Addresses for Notices
Schedule III	—	Restricted Entities
Schedule IV	—	Material Agreements
Schedule 4.2	—	Consents
Schedule 4.3	—	Ownership of Subsidiaries
Schedule 4.7	—	Litigation
Schedule 4.19	—	Real Property
Schedule 7.14	—	Post-Closing Obligations
Schedule 8.1	—	Existing Indebtedness
Schedule 8.2	—	Existing Liens
Schedule 8.3	—	Existing Investments
Exhibits
[All Exhibits Omitted]

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B-1	—	Form of Revolving Credit Note
Exhibit B-2	—	Form of Term Note
Exhibit C	—	Form of Notice of Borrowing
Exhibit D	—	[Reserved]
Exhibit E	—	[Reserved]
Exhibit F	—	Form of Notice of Conversion or Continuation
Exhibit G	—	Form of Compliance Certificate
Exhibit H	—	Form of Guaranty

v

Schedule III: Restricted Entities
i.	Albacrest Corporation

ii.	GLG Partners Asset Management Limited

iii.	GLG Holdings Limited

iv.	GLG Partners (Cayman) Limited

v.	GLG Partners Limited

vi.	GLG Partners LP

vii.	Laurel Heights LLP

viii.	Liberty Peak Ltd.

ix.	Mount Granite Limited

i

          Credit Agreement, dated as of October 30, 2007 (the “Execution Date”), among FA Sub 3 Limited, a British Virgin Islands Business Company (the “Borrower”), Freedom Acquisition Holdings, Inc., a Delaware corporation (the “Parent”), FA Sub 1 Limited, a British Virgin Islands Business Company (“Holdco I”), FA Sub 2 Limited, a British Virgin Islands Business Company (“Holdco II”, and together with Holdco I, the “Holdcos”), the Lenders (as defined below) and Citicorp USA, Inc. (“Citicorp”), as agent for the Lenders and as agent for the Secured Parties under the Collateral Documents (in such capacity, the “Administrative Agent”).
Witnesseth
          Whereas, the Borrower has requested that the Lenders make available, for the purposes specified in this Agreement, a term loan and revolving credit facility; and
          Whereas, the Lenders are willing to make available to the Borrower such term loan and revolving credit facility upon the terms and subject to the conditions set forth herein;
          Now, Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
Definitions, Interpretation and Accounting Terms
          Section 1.1 Defined Terms
          As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Account” has the meaning given to such term in the UCC.
          “Acquired Business” means the combined business and operations of the Acquired Companies (as such term is defined in the Acquisition Agreement) and their Subsidiaries, including GLG Partners LP, GLG Partners Services LP, Laurel Heights LLP and Lavender Heights LLP.
          “Acquisition” means the acquisition by the Parent, directly or indirectly, of all of the outstanding capital stock or other equity interests of the Acquired Business pursuant to the terms of the Acquisition Agreement.
          “Acquisition Agreement” means that certain purchase agreement dated as of June 22, 2007 among the Parent and certain Subsidiaries and affiliates of the Parent and the sellers party thereto.
          “Acquisition Documents” means, collectively, the Acquisition Agreement and all schedules, exhibits, annexes and amendments thereto and all agreements, documents and instruments affecting the terms thereof or entered into in connection therewith by any Group Member, in each case, as amended, supplemented or otherwise modified from time to time.

Credit Agreement
FA Sub 3 Limited
          “Acquisition Transactions” means the transactions contemplated by the Acquisition Agreement.
          “Adjusted EBITDA” means, with respect to the Parent
          (a) for any four Fiscal Quarter period (each, a “Measure Period”) that constitutes a Fiscal Year of the Parent, the Consolidated EBITDA of the Parent minus the aggregate amount of profit share distributions declared to be paid in cash to participants in the Limited Partner Profit Share Arrangement in respect of such Fiscal Year (irrespective of the period in which declared or paid); and
          (b) for any other Measure Period, the Consolidated EBITDA of the Parent minus the sum of (i) the amount of profit share distributions payable in connection with the Limited Partner Profit Share Arrangement and reported as non-GAAP limited partner profit share during the same Fiscal Year in which the last Fiscal Quarter of such Measure Period falls, as such amount is reported in the Parent’s Form 10-Q for the last Fiscal Quarter ended during such Measure Period and (ii) the difference between (x) the aggregate amount of profit share distributions paid in cash in connection with the Limited Partner Profit Share Arrangement in respect of the Fiscal Year immediately preceding the Fiscal Year in which the last Fiscal Quarter of such Measure Period falls (irrespective of the period in which declared or paid) and (y) the amount of profit share distributions payable in connection with the Limited Partner Profit Share Arrangement and reported as non-GAAP limited partner profit share during the Fiscal Year immediately preceding the Fiscal Year in which the last Fiscal Quarter of such Measure Period falls, as such amount is reported in the Parent’s Form 10-Q for (or if none, either the Disclosure Statement or current report on the Parent’s Form 8-K in respect of) the Fiscal Quarter immediately preceding the first Fiscal Quarter of such Measure Period; provided, however, that if the Parent’s Form 10-Q for any such Fiscal Quarter is not available, any amount calculated by reference thereto for the purposes of this definition shall be determined by the Parent in a manner consistent with past practice and reasonably acceptable to the Administrative Agent.
          “Administrative Agent” has the meaning specified in the preamble to this Agreement.
          “Affected Lender” has the meaning specified in Section 2.16 (Substitution of Lenders).
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 5% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agent Affiliate” has the meaning specified in Section 10.3 (Posting of Approved Electronic Communications).
          “Agreement” means this Credit Agreement.

Credit Agreement
FA Sub 3 Limited
          “Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.
          “Applicable Margin” means (a) during the period commencing on the Closing Date and ending two Business Days after the receipt by the Administrative Agent of the Financial Statements for the second full Fiscal Quarter ending after the Closing Date required to be delivered pursuant to Section 6.1(a) or (b) (Financial Statements), as applicable, with respect to (i) Revolving Loans and Term Loans maintained as Base Rate Loans, a rate equal to 0.00% per annum and (ii) Revolving Loans and Term Loans maintained as Eurodollar Rate Loans, a rate equal to 1.25% per annum (or, if the aggregate principal amount of Term Loans made on the Closing Date is less than $500,000,000, 1.125% per annum) and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Leverage Ratio (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(a) or (b) (Financial Statements)) set forth below:

	Revolving Loans
	and Term Loans
Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans
Greater than 3.00 to 1	0.20%	1.75%
Less than or equal to 3.00 to 1 and greater than 2.50 to 1	0.05%	1.50%
Less than or equal to 2.50 to 1 and greater than 2.00 to 1	0.00%	1.25%
Less than or equal to 2.00 to 1 and greater than 1.50 to 1	0.00%	1.125%
Less than or equal to 1.50 to 1 and greater than 1.00 to 1	0.00%	1.00%
Less than or equal to 1.00 to 1	0.00%	0.65%
Changes in the Applicable Margin resulting from a change in the Leverage Ratio on the last day of any Fiscal Quarter subsequent to the second full Fiscal Quarter ending after the Closing Date shall become effective as to all Revolving Loans and Term Loans upon delivery by the Borrower to the Administrative Agent of new Financial Statements pursuant to Section 6.1(a) or (b) (Financial Statements), as applicable. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), if the Borrower shall fail to deliver such Financial Statements within any of the time periods specified in Section 6.1(a) or (b) (Financial Statements) and such failure to deliver is not remedied within five Business Days, the Applicable Margin from and including the 46th day after the end of such Fiscal Quarter or the 91st day after the end of such Fiscal Year, as the case may be, to but not including the date the Borrower delivers to the Administrative Agent such Financial Statements shall equal the highest possible Applicable Margin provided for by this definition.
          “Applicable Unused Commitment Fee Rate” means (a) during the period commencing on the Closing Date and ending two Business Days after the receipt by the Administrative Agent of the Financial Statements for the second full Fiscal Quarter ending after

Credit Agreement
FA Sub 3 Limited
the Closing Date required to be delivered pursuant to Section 6.1(a) or (b) (Financial Statements), as applicable, 0.30% per annum (or, if the aggregate principal amount of Term Loans made on the Closing Date is less than $500,000,000, 0.25% per annum) and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Leverage Ratio (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(a) or (b) (Financial Statements)) set forth below:

Applicable Unused
Leverage Ratio	Commitment Fee Rate
Greater than 3.00 to 1	0.375%
Less than or equal to 3.00 to 1 and greater than 2.50 to 1	0.375%
Less than or equal to 2.50 to 1 and greater than 2.00 to 1	0.300%
Less than or equal to 2.00 to 1 and greater than 1.50 to 1	0.250%
Less than or equal to 1.50 to 1 and greater than 1.00 to 1	0.200%
Less than or equal to 1.00 to 1	0.150%
Changes in the Applicable Unused Commitment Fee Rate resulting from a change in the Leverage Ratio on the last day of any Fiscal Quarter subsequent to the second full Fiscal Quarter ending after the Closing Date shall become effective upon delivery by the Borrower to the Administrative Agent of new Financial Statements pursuant to Section 6.1(a) or (b) (Financial Statements) and such failure to deliver is not remedied within five Business Days, as applicable. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), if the Borrower shall fail to deliver such Financial Statements within any of the time periods specified in Section 6.1(a) or (b) (Financial Statements), the Applicable Unused Commitment Fee Rate from and including the 46th day after the end of such Fiscal Quarter or the 91st day after the end of such Fiscal Year, as the case may be, to but not including the date the Borrower delivers to the Administrative Agent such Financial Statements shall equal the highest possible Applicable Unused Commitment Fee Rate provided for in this definition.
          “Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank, or, in the case of a Deposit Account located outside of the United States, subject to a security interest (or, in the case of any Loan Party organized in England, Wales or Ireland, a floating charge) in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to such documentation reasonably satisfactory to the Administrative Agent. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.
          “Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to any Guaranty or to any Collateral Document and any other written Contractual Obligation delivered

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FA Sub 3 Limited
or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, any Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.7 (Optional Prepayments) and Section 2.8 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions To Loans) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.
          “Approved Electronic Platform” has the meaning specified in Section 10.3 (Posting of Approved Electronic Communications).
          “Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.
          “Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) selected or approved by the Administrative Agent.
          “Arranger” means Citigroup Global Markets Inc., in its capacity as sole arranger and sole book runner.
          “Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).
          “Assets Under Management” means all assets subject to any Management Agreement pursuant to which any Group Member, directly or indirectly, earns Management Fees or Performance Fees.
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).
          “Available Credit” means, at any time, (a) the then effective Revolving Credit Commitments minus (b) the aggregate Revolving Credit Outstandings at such time.
          “Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:
     (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

Credit Agreement
FA Sub 3 Limited
     (b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and
     (c) 0.5% per annum plus the Federal Funds Rate.
          “Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.
          “Borrower” has the meaning specified in the preamble to this Agreement.
          “Borrowing” means a Revolving Credit Borrowing or a Term Loan Borrowing.
          “Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.
          “Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries, excluding interest capitalized during construction.
          “Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

Credit Agreement
FA Sub 3 Limited
          “Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.
          “Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its reasonable discretion, (c) in the name of the Administrative Agent (although such account may also have words referring to the Borrower and the account’s purpose), (d) under the control (prior to an Event of Default, for purposes of perfection) of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.
          “Cash Equivalents” means (a) marketable debt securities with a short term debt rating of at least “A-1” by S&P or “P-1” by Moody’s or an equivalent rating from Fitch, Inc., (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any Lender or any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s or an equivalent rating from Fitch, Inc., (c) investments in marketable obligations issued or guaranteed by the governments of Sweden, the United States, Japan, Canada, the United Kingdom or any Participating Member State or any member state of the European Economic Area, (d) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s or an equivalent rating from Fitch, Inc., and (e) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b), (c) and (d) above, (ii) has net assets whose Dollar Equivalent exceeds $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s or an equivalent rating from Fitch, Inc.; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b), (c) and (d) above shall not exceed 12 months.
          “Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non-Cash Interest Expense of such Person for such period.
          “Change of Control” means the occurrence of any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding Voting Stock of the Parent, (b) during any period of twelve consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of the Parent (together with any new directors whose election by the board of directors of the Parent or whose nomination for election by the stockholders of the Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office or (c) (i) Holdco II shall cease to own and control all of the

Credit Agreement
FA Sub 3 Limited
economic and voting rights associated with all of the outstanding Stock of the Borrower, (ii) Holdco I shall cease to own and control all of the outstanding Stock of Holdco II; provided, however, that Gottesman Trust (or any successor or assign of Gottesman Trust that is owned or beneficially owned by Noam Gottesman) may own Holdco II Exchangeable Stock to the extent that such Stock does not exceed 25% (less any percentage of Holdco II Exchangeable Stock exchanged for Stock of the Parent pursuant to the Holdco II Exchange Documents) of the outstanding Stock of Holdco II or (iii) the Parent shall cease to own and control all of the economic and voting rights associated with all the outstanding stock of Holdco I; provided, however, that no Change of Control shall be deemed to have occurred as a result of either (x) the Acquisition Transactions or (y) any exercise by Gottesman Trust of its right to convert the Holdco II Exchangeable Stock into Stock of the Parent.
          “Citibank” means Citibank, N.A., a national banking association.
          “Citicorp” has the meaning specified in the preamble to this Agreement.
          “Closing Date” means the first date on which any Loan is made hereunder.
          “Closing Date Material Adverse Effect” means the occurrence, since March 31, 2007, of any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of such fact, circumstance, change or effect, has or is reasonably likely to have a material adverse effect on (x) the ability of the Sellers to perform any material obligations under any of the Transaction Documents (as defined in the Acquisition Agreement) or (y) the ability of the Sellers to consummate the Acquisition in accordance with the Acquisition Documents or (z) the business, operations, financial condition or results of operations of the Acquired Business, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Closing Date Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Closing Date Material Adverse Effect has occurred or may, would or could occur: (i) economic, financial or political conditions in any jurisdiction in which the Acquired Business has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Acquired Business; (ii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Acquired Business; (iii) the announcement or pendency of the Acquisition Agreement and the Acquisition; (iv) changes in GAAP (or any interpretations of GAAP) applicable to the Acquired Business; or (v) compliance by the Sellers with the express terms of the Acquisition Agreement or the failure by the Sellers to take any action that is prohibited by the Acquisition Agreement.
          “Code” means the U.S. Internal Revenue Code of 1986, as currently amended.

Credit Agreement
FA Sub 3 Limited
          “Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.
          “Collateral Documents” means the Pledge and Security Agreements, any Mortgages, any Deposit Account Control Agreements, any Securities Account Control Agreements and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.
          “Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment, if any, and such Lender’s Term Loan Commitment, if any, and “Commitments” means the aggregate Revolving Credit Commitments and Term Loan Commitments of all Lenders.
          “Commitment Termination Date” means the fifth anniversary of the Closing Date.
          “Commodity Account” has the meaning given to such term in the UCC.
          “Companies Act” means the Companies Act 1985 (as amended).
          “Compliance Certificate” has the meaning specified in Section 6.1(c) (Financial Statements).
          “Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.
          “Consolidated Funded Indebtedness” means, as of any date of determination, for the Parent on a Consolidated basis, Indebtedness of the type specified in clauses (a), (b), (d), (f) and (j) of the definition of “Indebtedness” contained herein and non-contingent obligations of the type specified in clause (c) of such definition.
          “Consolidated Net Income” means, for any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (i) which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person, shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, and (ii) which interest does cause the net income of such other Person to be Consolidated into the net income of such Person, shall be reduced by the amount allocable to any such joint interest or third party (other than any such reduction as a result of a joint interest arising out of the Limited Partner Profit Share Arrangement), (b) the net income of any Subsidiary of such Person that is subject to the consent of any third party or any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation and (c) extraordinary gains and losses and any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded.

Credit Agreement
FA Sub 3 Limited
          “Constituent Documents” means, with respect to any Person, (a) the memorandum, articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) or partnership agreement of such Person, (b) the by-laws, articles of association or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors, managing members or general partner of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.
          “Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.
          “Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
          “Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.
          “Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 7.11 (Additional Collateral and Guaranties) or that is a Subsidiary of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s Stock authorized (if applicable), the number of shares outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them.
          “Customary Permitted Liens” means, with respect to any Person, any of the following Liens:
     (a) Liens with respect to the payment of taxes, assessments or governmental charges, in each case, that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
     (b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case

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(i) imposed by law or arising in the ordinary course of business, (ii) for amounts not yet due or that are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
     (c) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts, (other than for the repayment of borrowed money) including, without limitation, leases, statutory obligations and surety, appeal, customs or performance bonds;
     (d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
     (e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and
     (f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease.
          “Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by any Group Member.
          “Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.
          “Deposit Account” has the meaning given to such term in the UCC.
          “Deposit Account Bank” means a financial institution selected or approved by the Administrative Agent.
          “Deposit Account Control Agreement” has the meaning specified in any Pledge and Security Agreement.
          “Disclosure Document” means the proxy statement filed by the Parent with the Securities and Exchange Commission on October 11, 2007, together with any amendments and supplements thereto.
          “Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems reasonably appropriate.

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          “Dollars” and the sign “$” each mean the lawful money of the United States of America.
          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
          “Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.
          “Domestic Subsidiary” means any Subsidiary of the Parent organized under the laws of any state of the United States of America or the District of Columbia.
          “EBITDA” means, with respect to any Person for any period, (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items, (iv) depreciation, depletion and amortization expenses, (v) all other non-cash charges and non-cash losses for such period, including the amount of any compensation or profit share as a result of any grant of Stock or Stock Equivalents to employees, officers, directors, consultants or service providers and the amount of non-cash deferred compensation charges arising as a result of the Acquisition, including compensation charges arising from (A) the Acquisition consideration received by Sage Summit LP and Lavender Heights Capital LP pursuant to the Equity Participation Plan of the Acquired Business, (B) the award of up to 10,000,000 shares of common Stock of the Parent pursuant to the Parent’s 2007 Restricted Stock Plan and (C) the Agreement Among Principals and Trustees dated June 22, 2007 among Noam Gottesman, Pierre Lagrange, Emmanuel Roman, Leslie J. Schreyer, in his capacity as trustee of the Gottesman GLG Trust, G&S Trustees Limited, in its capacity as trustee of the Lagrange GLG Trust and Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust and (vi) transaction expenses related to the Acquisition minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by such Person and (v) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a change referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent.
          “Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets whose Dollar Equivalent exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and the Borrower) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof

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having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000.
          “EMU” means economic and monetary union as contemplated in the Treaty on European Union.
          “EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether know as the euro or otherwise), being in part the implementation of the third stage of EMU.
          “Entitlement Holder” has the meaning given to such term in the UCC.
          “Entitlement Order” has the meaning given to such term in the UCC.
          “Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).
          “Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
          “Equipment” has the meaning given to such term in the UCC.
     “Equity Investment” means the release of gross cash proceeds as payment of consideration for, and for the purpose of consummating, the Acquisition, of not less than $553,500,000 in the aggregate, consisting of (i) proceeds from the Parent’s initial public offering

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on deposit in the Parent’s trust account and (ii) proceeds of the co-investment to be made by the Parent’s founders.
          “ERISA” means the United States Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with any Group Member within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.
          “Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to the rate offered by Citibank in London.
          “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
          “Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.
          “Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.
          “Event of Default” has the meaning specified in Section 9.1 (Events of Default).
          “Excess Cash Flow” means, for the Parent for any Fiscal Year, (a) Adjusted EBITDA of the Parent for such Fiscal Year plus (b) amounts no longer required to be retained by any Restricted Entity, to the extent that such amounts were retained in the immediately preceding Fiscal Year, pursuant to any Requirement of Law in order for the Restricted Entities to maintain

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minimum required regulatory capital minus (c) the sum of (without duplication) (i) scheduled and mandatory cash principal payments on the Loans made during such Fiscal Year and optional cash principal payments on the Loans made during such Fiscal Year (but only, in the case of payment in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payments), (ii) scheduled cash principal payments made by any Group Member during such Fiscal Year on other Indebtedness to the extent such other Indebtedness and payments are permitted by this Agreement, (iii) scheduled payments made by any Group Member on Capital Lease Obligations during such Fiscal Year to the extent such Capital Lease Obligations and payments are permitted by this Agreement, (iv) Capital Expenditures made by any Group Member during such Fiscal Year to the extent permitted by this Agreement, (v) Cash Interest Expense paid during such Fiscal Year, (vi) amounts required to be retained by any Restricted Entity, to the extent that such amounts are in excess of amounts retained in the immediately preceding Fiscal Year, pursuant to any Requirement of Law in order for the Restricted Entities to maintain minimum required regulatory capital, (vii) the aggregate amount of Restricted Payments made as permitted by Section 8.5(d) (Restricted Payments) during such Fiscal Year and (viii) without duplication of any amounts deducted from Excess Cash Flow in any prior period, the amount of taxes paid or accrued for such Fiscal Year and payable within 120 days of the end of such Fiscal Year.
          “Execution Date” has the meaning specified in the preamble to this Agreement.
          “Existing Credit Agreement” means that certain Agreement, dated as of October 29, 2002 (as amended on February 28, 2007) between GLG Holdings Limited, as borrower, and the Existing Lender.
          “Existing Lender” means The Bank of New York, in its capacity as lender under the Existing Credit Agreement.
          “Facilities” means (a) the Term Loan Facility and (b) the Revolving Credit Facility.
          “Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the Parent and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so

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published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Fee Letter” means the letter dated June 21, 2007, addressed to the Parent from the Arranger and accepted by the Parent on June 21, 2007, with respect to certain fees to be paid from time to time to Citicorp and the Arranger.
          “Financial Asset” has the meaning given to such term in the UCC.
          “Financial Statements” means the financial statements referred to in or delivered in accordance with Section 4.4(a) (Financial Statements) and Section 6.1 (Financial Statements).
          “Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.
          “Fiscal Year” means the twelve month period ending on December 31.
          “Foreign Subsidiary” means each Subsidiary that is not a Domestic Subsidiary.
          “FSA” means the Financial Services Authority.
          “Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or with respect to any Non-U.S. Person, the generally accepted accounting principles of the jurisdiction applicable to such Non-U.S. Person.
          “General Intangible” has the meaning given to such term in the UCC.
          “GLG Inc. Acquisition” means the acquisition of GLG Holdings Inc. and its subsidiaries pursuant to the GLG Inc. Acquisition Agreement.
          “GLG Inc. Acquisition Agreement” means that certain Stock Purchase Agreement dated June 13, 2007 between GLG Partners LP and Emerald Tree Foundation.
          “Gottesman Trust” means (i) Noam Gottesman individually and/or (ii) the trust established by Noam Gottesman under that certain Trust Agreement dated February 28, 2000, between Noam Gottesman, as grantor, and Leslie J. Schreyer, as trustee.

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          “Governmental Authority” means any nation, sovereign or government, any state, city or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any taxing authority, central bank or stock exchange.
          “Group Member” means the Parent and each Subsidiary of the Parent.
          “Guarantor” means the Parent, each Holdco and each Subsidiary Guarantor.
          “Guaranty” means the guaranty, in substantially the form of Exhibit H (Form of Guaranty), to be executed by the Guarantors on the Closing Date.
          “Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.
          “Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.
          “Holdco I” has the meaning specified in the preamble to this Agreement.
          “Holdco II” has the meaning specified in the preamble to this Agreement.

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          “Holdco II Exchange Documents” means (i) the Constituent Documents of Holdco II, (ii) the Support Agreement, dated as of the Closing Date, between the Parent and Holdco II and (iii) the Exchangeable Securities Holder Agreement, dated as of the Closing Date, among Holdco I, Holdco II, Noam Gottesman and the other holders party thereto.
          “Holdco II Exchangeable Stock” means the exchangeable shares of Holdco II to be issued to Gottesman Trust on the Closing Date in connection with the Acquisition.
          “Holdcos” has the meaning specified in the preamble to this Agreement.
          “Immaterial Subsidiary” means any Subsidiary of the Parent that (i) has Total Assets (including Equity Securities of other Subsidiaries of the Parent), when aggregated with the assets of all other Group Members previously or substantially simultaneously to be designated as “Immaterial Subsidiaries”, of less than 1% of the Total Assets of the Group Members (calculated as of the most recent period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Section 6.1(a) or (b) (Financial Statements)), and (ii) has revenues, when aggregated with the revenues of all other Group Members previously or substantially simultaneously to be designated as “Immaterial Subsidiaries”, of less than 1% of the total revenues of the Group Members (calculated as of the most recent period with respect to which the Administrative Agent shall have received Financial Statements required to be delivered pursuant to Section 6.1(a) or (b) (Financial Statements)).
          “Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations (contingent or otherwise) with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than (x) services provided by Laurel Heights LLP and Lavender Heights LLP or the Regular Members to GLG Partners LP or any of its Affiliates and (y) trade payables incurred in the ordinary course of business that are not overdue for more than six months unless being contested in good faith, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
          “Indemnified Matter” has the meaning specified in Section 11.4 (Indemnities).

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          “Indemnitee” has the meaning specified in Section 11.4 (Indemnities).
          “Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period minus (b) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period and minus (c) any Consolidated interest income of such Person and its Subsidiaries for such period.
          “Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or Section 2.10 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.10 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.10 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:
          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
          (iii) the Borrower may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II (The Facilities) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made;
          (iv) the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $1,000,000; and
          (v) there shall be outstanding at any one time no more than 10 Interest Periods in the aggregate.
          “Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

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          “Inventory” has the meaning given to such term in the UCC.
          “Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
          “IRS” means the Internal Revenue Service of the United States or any successor thereto.
          “Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.
          “Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.
          “Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.
          “Lender Affiliate” means, with respect to any Lender, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Lender. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Funded Indebtedness of such Person and its Subsidiaries outstanding as of such date to (b) Adjusted EBITDA for such Person for the last four Fiscal Quarters ending on or before such date.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other

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obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.
          “Limited Partner Profit Share Arrangement” means the profit sharing arrangement through which Regular Members are remunerated, directly or indirectly, through distributions of profits of GLG Partners LP or GLG Partners Services LP either to (i) Laurel Heights LLP or Lavender Heights LLP and from Laurel Heights LLP or Lavender Heights LLP to any Person that satisfies clause (a) of the definition of “Regular Members” set forth herein or (ii) directly to Regular Members.
          “Loan” means any loan made by any Lender pursuant to this Agreement.
          “Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranties, the Fee Letter, the Collateral Documents, the Warrant Account Control Agreement and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.
          “Loan Party” means each of the Borrower and each Guarantor.
          “Managed Fund” means any investment vehicle or fund which is not a Group Member and which any Group Member manages, operates or advises pursuant to any Contractual Obligation between such investment vehicle or fund and such Group Member.
          “Management Agreements” means all management agreements, Constituent Documents and other agreements to which any Group Member is a party which set forth and provide for the payment of Performance Fees, Management Fees, or administrative or other fees for investment management services provided to any Managed Fund or other funds or accounts managed by any Group Member.
          “Management Fees” means any management, administrative or similar fees paid to any Group Member pursuant to a Management Agreement.
          “Material Adverse Change” means a material adverse change in any of (a) the financial condition, business or results of operations of the Group Members taken as a whole, (b) the legality, validity or enforceability of any Loan Document or the Acquisition Agreement, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (d) the ability of the Borrower to repay the Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (e) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.
          “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.
          “Material Agreements” means, collectively, (i) the GLG Inc. Acquisition Agreement, (ii) each agreement set forth on Schedule IV (Material Agreements) and (iii) any

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other agreement that would be required to be filed with the Securities and Exchange Commission as a “material agreement” pursuant to applicable regulations thereof.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a security interest over Real Property owned by such Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties as security for the Secured Obligations.
          “Mortgage Supporting Documents” means, with respect to a Mortgage for a parcel of Real Property, each the following: (i) evidence in form and substance reasonably satisfactory to the Administrative Agent that the recording of counterparts of such Mortgage in the recording offices specified in such Mortgage will create a valid and enforceable first priority lien on property described therein in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Liens permitted under Section 8.2 (Liens, Etc.) and (B) such other Liens as the Administrative Agent may reasonably approve, (ii) an opinion of counsel in each state in which any such Mortgage is to be recorded in form and substance and from counsel reasonably satisfactory to the Administrative Agent and (iii) such other agreements, documents and instruments in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority lien on such parcel of Real Property in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Liens permitted under Section 8.2 (Liens, Etc.) and (B) such other Liens as the Administrative Agent may reasonably approve.
          “Net Cash Proceeds” means proceeds received by any Group Member after the Closing Date in cash or Cash Equivalents from any (a) Asset Sale permitted under Section 8.4(k) (Sale of Assets), net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale and (iv) the amount of any reasonable reserves established in accordance with GAAP to fund contingent liabilities (other than taxes deducted pursuant to clause (ii) above) directly attributable to such Asset Sale reasonably estimated to be payable in connection therewith, provided, however, that any amount deducted pursuant to clause (iv) shall be deemed Net Cash Proceeds immediately upon the reduction or termination of any such reserve, subject to application pursuant to Section 2.8(c) (Mandatory Prepayments); and provided, further, that evidence of each of clauses (i), (ii), (iii) and (iv) above is provided to the Administrative Agent in form and substance reasonably satisfactory to it, (b) Property Loss Event, (c) Debt Issuance permitted under Section 8.1(o) (Indebtedness), in each case net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that in the case of this clause (c), evidence of such costs is provided to the Administrative Agent in form and substance reasonably satisfactory to it or (d) Purchase Price Adjustment payable to any Group Member.

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          “Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the definition of Interest Expense (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Indebtedness, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.
          “Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).
          “Non-Funding Lender” has the meaning specified in Section 2.2(d) (Borrowing Procedures).
          “Non-Loan Party” means each Group Member that is not a Loan Party and (other than Lavender Heights LLP) is a Restricted Entity.
          “Non-U.S. Lender” means each Lender (or the Administrative Agent) that is a Non-U.S. Person.
          “Non-U.S. Person” means any Person that is not a Domestic Person.
          “Note” means any Revolving Credit Note or Term Loan Note.
          “Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).
          “Notice of Conversion or Continuation” has the meaning specified in Section 2.10 (Conversion/Continuation Option).
          “Obligations” means the Loans and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement or any other Loan Document.
          “Parent” has the meaning specified in the preamble to this Agreement.
          “Parent Warrants” means the warrants issued on or prior to the Closing Date by the Parent for the purchase of its common stock pursuant to that certain Amended and Restated Warrant Agreement, dated as of December 21, 2006, by and between the Parent and Continental Stock Transfer & Trust Company, as warrant agent.

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          “Parent’s Accountants” means Ernst & Young LLP or other independent nationally-recognized public accountants acceptable to the Administrative Agent.
          “Participating Member State” means each state so described in any EMU Legislation.
          “Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).
          “Pension Benefits” means pensions, gratuities, lump sums, allowances or other similar benefits arising on or in connection with reaching or expecting to reach a certain age or retirement, which are provided to or for the benefit of past, present or future directors and employees of any Group Member and their dependents.
          “Pension Event” means the occurrence of a Material Adverse Effect as a result of any Group Member: (a) participating in a pension scheme to which sections 38 to 51 of the Pensions Act 2004 may apply; (b) becoming “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) any other person or entity participating in a pension scheme to which sections 38 to 51 of the Pensions Act 2004 may apply; (c) establishing any plans, schemes or arrangements for the provision of Pension Benefits; or (d) taking any measures in relation to the provision of Pension Benefits.
          “Pensions Act 2004” means the UK Pensions Act 2004, as amended.
          “Pension Schemes Act 1993” means the UK Pension Schemes Act 1993, as amended.
          “Performance Fees” means any fee paid to any Group Member pursuant to a Management Agreement which fee shall be based on the financial performance of any Managed Fund.
          “Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.
          “Permitted Acquisition” means (a) the Acquisition, (b) the GLG Inc. Acquisition and (c) any other Proposed Acquisition subject to the satisfaction of each of the following conditions:
     (a) the Administrative Agent shall have received written notice not later than 15 Business Days prior to the execution of definitive documentation with respect to such Proposed Acquisition, which notice shall include, without limitation, a summary of the material terms of such Proposed Acquisition, and within five (5) Business Days prior to the execution of definitive documentation with respect to such Proposed Acquisition, a substantially final draft of the acquisition agreement and such other documentation and financial statements and information reasonably requested by the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent;
     (b) such Proposed Acquisition shall only involve assets comprising an asset management or investment management business;

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     (c) such Proposed Acquisition shall be consensual and shall have been approved by the Proposed Acquisition Target’s board of directors (or equivalent body);
     (d) no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a Consolidated balance sheet of the Parent and Proposed Acquisition Target after giving effect to such Proposed Acquisition, except (i) ordinary course trade payables and accrued expenses and (ii) Indebtedness permitted under Section 8.1 (Indebtedness);
     (e) at, or within any applicable period set forth in Section 7.11 (Additional Collateral and Guaranties) or Section 7.13 (Real Property) following, the closing of such Proposed Acquisition, the Parent (or the Subsidiary making such Proposed Acquisition) and the Proposed Acquisition Target shall have executed such documents and taken such actions to the extent required under Section 7.11 (Additional Collateral and Guaranties) and Section 7.13 (Real Property);
     (f) on the date of, or reasonably promptly after, the date of such Proposed Acquisition becomes effective, the Administrative Agent shall have received executed copies of the acquisition agreement and other closing documents reasonably requested by the Administrative Agent; and
     (g) at the time of such Proposed Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Parent shall be in compliance, on a Pro Forma Basis, with each of the financial covenants contained in Article V (Financial Covenants) as of the last day of the most recent Fiscal Quarter or Fiscal Year for which a Compliance Certificate has been delivered pursuant to Section 6.1 (Financial Statements) and (iii) all representations and warranties contained in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.
          “Permitted Intercompany Merger” means (a) a merger or consolidation solely among the Group Members (provided, that if one of such Group Members is a Loan Party, the surviving entity shall be a Loan Party and provided, further, that if one of such Group Members is the Parent, Holdco I, Holdco II or the Borrower, the result of such merger or consolidation is that the surviving entity is the Parent, Holdco I, Holdco II or the Borrower, as applicable), (b) the acquisition of (i) all or substantially all of the Stock or Stock Equivalents of any Group Member (other than the Borrower or any Holdco) or (ii) all or substantially all of the assets of any Group Member (other than the Borrower or any Holdco), in each case by any Loan Party or (c) the acquisition of (i) all or substantially all of the Stock or Stock Equivalents of any Non-Loan Party or (ii) all or substantially all of the assets of any Non-Loan Party, in each case by any Non-Loan Party; provided that (x) such transaction does not adversely affect any of the rights of the Lenders hereunder, (y) after giving effect thereto the Group Members are in compliance with Section 7.11 (Additional Collateral and Guaranties) and (z) the Investment, if any, in such Group Member is permitted under Section 8.3 (Investments).

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          “Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.
          “Pledge and Security Agreement” means each pledge and security agreement executed by any Loan Party, in form and substance satisfactory to the Administrative Agent.
          “Pledged Debt Instruments” has the meaning specified in any Pledge and Security Agreement.
          “Pledged Stock” means any “Pledged Stock” or “Charged Shares”, as such terms are defined in any Pledge and Security Agreement.
          “Proceeds” has the meaning given to such term in the UCC.
          “Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each acquisition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933.
          “Projections” means those financial projections dated July 31, 2007 covering the fiscal years ending in 2007 through 2009 inclusive, contained in the confidential information memorandum dated July 2007 and prepared in connection with the Facilities.
          “Property Loss Event” means (a) any loss of or damage to property of any Group Member that results in the receipt by such Person of proceeds of insurance whose Dollar Equivalent exceeds $1,000,000 (individually or in the aggregate) or (b) any taking of property of any Group Member that results in the receipt by such Person of a compensation payment in respect thereof whose Dollar Equivalent exceeds $1,000,000 (individually or in the aggregate).
          “Proposed Acquisition” means the proposed acquisition by any Group Member of all or substantially all of the assets of, or all or a majority of the economic and voting rights associated with the outstanding Stock of, any Proposed Acquisition Target, or the merger of any Proposed Acquisition Target with or into any Group Member (and, in the case of a merger with any Loan Party, with such Loan Party being the surviving corporation).
          “Proposed Acquisition Target” means any Person or any operating division thereof subject to a Proposed Acquisition.
          “Purchase Price Adjustment” means any amount received or paid by any Group Member directly or indirectly as a result of a purchase price adjustment under Section 2.2 of the Acquisition Agreement, or any amounts recovered by any Group Member from any Person

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directly or indirectly in connection with any escrow arrangement, indemnification or breach of representation or warranty in connection with the Acquisition.
          “Purchasing Lender” has the meaning specified in Section 11.8 (Sharing of Payments, Etc.).
          “Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, (a) with respect to the Revolving Credit Facility, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders) and (b) with respect to the Term Loan Facility, the percentage obtained by dividing (i) the Term Loan Commitment of such Lender by (ii) the aggregate Term Loan Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the principal amount of such Lender’s Term Loans by the aggregate Term Loans of all Lenders).
          “Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.
          “Register” has the meaning specified in Section 2.6(b) (Evidence of Debt).
          “Regular Member” means (a) any individual Person (other than a Group Member) that is a holder of any Stock or other membership interest in Lavender Heights LLP or Laurel Heights LLP and (b) any Person (other than a Group Member) that has a right to receive discretionary profit shares from GLG Partners Services LP.
          “Reinvestment Deferred Amount” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the portion of such Net Cash Proceeds subject to a Reinvestment Notice.
          “Reinvestment Event” means any Asset Sale or Property Loss Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through any other Group Member) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Property Loss Event to acquire replacement assets useful in its or one of its Subsidiaries’ businesses or, in the case of a Property Loss Event, to effect repairs.

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          “Reinvestment Prepayment Date” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date that is five Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to acquire replacement assets useful in the Group Members’ business (or, in the case of a Property Loss Event, not to effect repairs) with all or any portion of the relevant Reinvestment Deferred Amount for such Net Cash Proceeds.
          “Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.
          “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.
          “Requirement of Law” means, with respect to any Person, the common law and all federal, state, provincial, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Requisite Lenders” means, collectively, (a) on and prior to the Closing Date, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Commitments, (b) after the Closing Date and on and prior to the Revolving Credit Termination Date, more than fifty percent (50%) of the sum of the aggregate outstanding amount of the Revolving Credit Commitments and the principal amount of all Term Loans then outstanding and (c) after the Revolving Credit Termination Date, more than fifty percent (50%) of the sum of the aggregate Revolving Credit Outstandings and the principal amount of all Term Loans then outstanding. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”
          “Requisite Revolving Credit Lenders” means, collectively, Revolving Credit Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Revolving Credit Lenders.”
          “Requisite Term Loan Lenders” means, collectively, Term Loan Lenders having more than 50% of the aggregate outstanding amount of the Term Loan Commitments or, after the Closing Date, more than fifty percent (50%) of the principal amount of all Term Loans then outstanding.

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          “Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members, general partners or directors of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.
          “Restricted Entity” means (a) as of the Closing Date and after giving effect to the Acquisition, each Subsidiary of the Parent set forth on Schedule III (Restricted Entities) and (b) following the Closing Date, any other Subsidiary of the Parent acquired or established in connection with a Permitted Acquisition and that is or becomes regulated by a Governmental Authority in the European Economic Area (or that the Governmental Authority having jurisdiction over such regulated entity deems part of a consolidated group for the purposes of the consolidated supervision on a quantitative basis of one or more such regulated entities); provided, however, that (i) other than with respect to GLG Partners LP, the most immediate parent of each Restricted Entity must be a Loan Party, (ii) any Restricted Entity that incurs any Indebtedness for borrowed money (other than in connection with Indebtedness arising from intercompany loans permitted by Section 8.1(g) (Indebtedness) or Indebtedness in connection with a Permitted Acquisition permitted by Section 8.1(n) (Indebtedness)), enters into any Guaranty Obligation with respect to any such Indebtedness or pledges any of its assets in connection with the foregoing, shall cease to be a Restricted Entity, (iii) any Group Member that is a Restricted Entity hereunder shall cease to be a Restricted Entity to the extent that such Group Member is declared by the relevant Governmental Authority to no longer be subject to such regulation and (iv) in no event shall any Loan Party on the Closing Date be a Restricted Entity.
          “Restricted Payment” means (a) any dividend, distribution or other payment, whether direct or indirect, on account of any Stock or Stock Equivalent of any Group Member now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of any Group Member now or hereafter outstanding.
          “Revolving Credit Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.
          “Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in an aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule I (Commitments) under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Revolving Credit Lender and as such amount may be reduced pursuant to this Agreement. As of the Execution Date, the aggregate amount of the Revolving Credit Commitments equals $40,000,000.
          “Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans.
          “Revolving Credit Lender” means each Lender that (a) has a Revolving Credit Commitment or (b) holds a Revolving Loan.

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          “Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Revolving Credit Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Loans owing to such Revolving Credit Lender.
          “Revolving Credit Outstandings” means, at any particular time, the principal amount of the Revolving Loans outstanding at such time.
          “Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.4 (Reduction and Termination of the Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).
          “Revolving Loan” has the meaning specified in Section 2.1 (The Commitments).
          “S&P” means Standard & Poor’s Rating Services.
          “Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.
          “Scheduled Termination Date” means the fifth anniversary of the Closing Date.
          “Secured Obligations” means, in the case of the Borrower, the Obligations, and, in the case of any other Loan Party, the obligations of such other Loan Party under the Guaranty and the other Loan Documents to which it is a party.
          “Secured Parties” means the Lenders, the Administrative Agent and any other holder of any Secured Obligation.
          “Securities Account” has the meaning given to such term in the UCC.
          “Securities Account Control Agreement” has the meaning specified in any Pledge and Security Agreement.
          “Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.
          “Seller Note Collateral Account” means the account established and maintained by a financial institution to secure the payment of the Seller Notes as and when due.
          “Seller Notes” means the “Loan Notes”, as such term is defined in the Acquisition Agreement.
          “Sellers” has the meaning specified in the Acquisition Agreement.

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          “Selling Lender” has the meaning specified in Section 11.8 (Sharing of Payments, Etc.).
          “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value and including intangible assets) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Special Dividends” has the meaning given to such term in the Memorandum of Association of Holdco II.
          “Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.
          “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
          “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.
          “Subsidiary Guarantor” means each Subsidiary of the Parent (other than the Borrower) party to or that becomes party to any Guaranty; provided, however, that neither Lavender Heights LLP nor any Restricted Entity shall be required to be a Subsidiary Guarantor.
          “Substitute Institution” has the meaning specified in Section 2.16 (Substitution of Lenders).
          “Substitution Notice” has the meaning specified in Section 2.16 (Substitution of Lenders).
          “Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.
          “Tax Return” has the meaning specified in Section 4.8(a) (Taxes).

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          “Taxes” has the meaning specified in Section 2.15(a) (Taxes).
          “Term Loan” has the meaning specified in Section 2.1(b) (The Commitments).
          “Term Loan Borrowing” means a borrowing consisting of Term Loans made on the same day by the Term Loan Lenders ratably according to their respective Term Loan Commitments.
          “Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans to the Borrower in an aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Term Loan Commitment” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. As of the Execution Date, the aggregate amount of the Term Loan Commitments equals $530,000,000.
          “Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.
          “Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.
          “Term Loan Maturity Date” means the fifth anniversary of the Closing Date.
          “Term Loan Note” means a promissory note of the Borrower payable to the order of any Term Loan Lender in a principal amount equal to the amount of the Term Loan owing to such Term Loan Lender.
          “Total Assets” of any Person means, at any date, Consolidated total assets of such Person and its Subsidiaries at such date minus (a) any minority interest in any third-party that is not a Wholly Owned Subsidiary of such Person, if such minority interest would be reflected at such date on a Consolidated balance sheet of such Person and its Subsidiaries and (b) any Securities issued by such Person held as treasury securities.
          “Treaty on European Union” means the Treaty of Rome of March 25, 2957, as amended by the Single European Act 1986 (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), as amended from time to time.
          “UCC” has the meaning specified in any Pledge and Security Agreement.
          “Unused Commitment Fee” has the meaning specified in Section 2.11(a) (Fees).
          “U.S. Lender” means each Lender (or the Administrative Agent) that is a Domestic Person.
          “Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of

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such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).
          “Warrant Account” means that certain Deposit Account or Securities Account established for the purposes of holding the Warrant Purchase Funds (and, subject to the Warrant Account Control Agreement, any investments of the Warrant Purchase Funds in the form of Cash Equivalents) and maintained in the name of the Administrative Agent with Citibank.
          “Warrant Account Control Agreement” means that certain Deposit Account Control Agreement, dated as of the Closing Date, by and among the Borrower, the Administrative Agent, and Citibank, as Deposit Account Bank, in respect of the Warrant Account.
          “Warrant Purchase Funds” has the meaning specified in Section 4.13 (Use of Proceeds).
          “Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares or nominee shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person, and includes any partnership of which any Wholly-Owned Subsidiary is a general partner.
          Section 1.2 Computation of Time Periods
          In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
          Section 1.3 Accounting Terms and Principles
          (a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants)) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.
          (b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Parent with the agreement of the Parent’s Accountants and results in a change in any of the calculations required by Article V (Financial Covenants) or VIII (Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenants) or VIII

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(Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.
          (c) For purposes of making any of the financial covenant calculations required by this Agreement to be made by the Borrower, all components of such calculations for any fiscal period or portion thereof occurring prior to the Closing Date shall be calculated by reference to the financial performance of the Acquired Business.
          (d) For purposes of making all financial calculations to determine compliance with Article V (Financial Covenants), all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired by any Group Member after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Parent on a Pro Forma Basis.
          Section 1.4 Conversion of Foreign Currencies
          (a) Indebtedness. Indebtedness denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the Financial Statements on which such Indebtedness is reflected.
          (b) Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender.
          (c) Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.
          Section 1.5 Certain Terms
          (a) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.
          (b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in, this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

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          (c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders (or any greater number of Lenders, as applicable) is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.
          (d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.
          (e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.
          (f) The terms “Lender” and “Administrative Agent” include, without limitation, their respective successors.
          (g) Upon the appointment of any successor Administrative Agent pursuant to Section 10.7 (Successor Administrative Agent), references to Citicorp in Section 10.4 (The Administrative Agent Individually) and to Citibank in the definitions of Base Rate and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.
ARTICLE II
The Facilities
          Section 2.1 The Commitments
          (a) Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Revolving Credit Lender not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Revolving Credit Lender’s Ratable Portion of the Available Credit. Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.
          (b) Term Loan Commitments. On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender severally agrees to make a loan (each a “Term Loan”) in Dollars to the Borrower on the Closing Date, in an amount not to exceed such Lender’s Term Loan Commitment. Amounts of Term Loans repaid or prepaid may not be reborrowed.

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          Section 2.2 Borrowing Procedures
          (a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing (which, in the case of the Term Loan Borrowing, shall be the Closing Date), (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans and (D) for each Eurodollar Rate Loan, the initial Interest Period or Interest Periods thereof. Loans shall be made as Base Rate Loans unless, subject to Section 2.13 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof.
          (b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.13(a) (Determination of Interest Rate). Each Lender shall, before 11:00 am. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.9 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.)) (i) on the Closing Date, of the applicable conditions set forth Section 3.2 (Conditions Precedent to Initial Loans) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.3 (Conditions Precedent to Each Loan), and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.
          (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing as of the date of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

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          (d) The failure of any Lender to make on the date specified any Loan or any payment required by it (such Lender being a “Non-Funding Lender”) shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.
          Section 2.3 Reserved
          Section 2.4 Reduction and Termination of the Commitments
          (a) The Borrower may, after the Closing Date, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders or, prior to the Closing Date, the unused portions the Term Loan Commitments of the Term Loan Lenders; provided, however, that each partial reduction shall be in an aggregate amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Any unused Term Loan Commitment shall terminate on the Closing Date. In addition, all outstanding Commitments shall terminate on the Commitment Termination Date.
          (b) The then current Revolving Credit Commitments shall be reduced on each date on which a prepayment of Revolving Loans is made pursuant to Section 2.8(a) or (b) (Mandatory Prepayments) or would be required to be made had the outstanding Revolving Loans equaled the Revolving Credit Commitments then in effect, in each case in the amount of such prepayment (or deemed prepayment) (and the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by its Ratable Portion of such amount).
          Section 2.5 Repayment of Loans
          (a) The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof.
          (b) The Borrower promises to repay the Term Loans at the dates and in the amounts set forth below:
               (i) on the date that is three years and six months after the Closing Date, the Borrower shall repay the Term Loans in a principal amount equal to twenty-five percent (25%) of the aggregate principal amount of Term Loans made on the Closing Date;
               (ii) on the fourth anniversary of the Closing Date, the Borrower shall repay the Term Loans in a principal amount equal to twenty-five percent (25%) of the aggregate principal amount of Term Loans made on the Closing Date;
               (iii) on the date that is four years and six months after the closing date, the Borrower shall repay the Term Loans in a principal amount equal to twenty-five percent (25%) of the aggregate principal amount of Term Loans made on the Closing Date; and

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               (iv) on the Term Loan Maturity Date, the Borrower shall repay the entire remaining outstanding principal amount of the Term Loans.
          Section 2.6 Evidence of Debt
          (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (b) (i) The Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.9 (Notices, Etc.) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s and each Lender’s interest in each Loan, and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders, (ii) the Commitments of each Lender from time to time, (iii) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (iv) the amount of any principal or interest due and payable, and paid, by the Borrower to, or for the account of, each Lender hereunder, and (v) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.
               (ii) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes, if any, evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans, shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence a Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any Note to be considered a bearer instrument or obligation. This Section 2.6(b) and Section 11.2 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).
          (c) The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, absent manifest error and to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by the Borrower, the Administrative Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.

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          (d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Term Loans and Revolving Loans, as the case may be, of such Lender, substantially in the forms of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Note), respectively.
          Section 2.7 Optional Prepayments
          (a) Revolving Loans. The Borrower may, upon the number of Business Days’ prior notice specified in Section 2.2(a) (Borrowing Procedures) with respect to any Revolving Loan of the same type, which notice shall be delivered to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Revolving Loans in whole or in part at any time without premium or penalty; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.13(e) (Breakage Costs).
          (b) Term Loans. The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment and without premium or penalty, prepay the outstanding principal amount of the Term Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.13(e) (Breakage Costs); and, provided, further, that each partial prepayment shall be in an aggregate amount not less than $10,000,000 or integral multiples of $1,000,000 in excess thereof and that any such partial prepayment shall be applied to the remaining installments of such outstanding principal amount of the Term Loans in the inverse order of their maturities. Upon the giving of such notice of prepayment, such notice shall be irrevocable and the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment; provided, however, that, subject to Section 2.13(e) (Breakage Costs), in the case of a final prepayment in anticipation of a refinancing of the Borrower’s Indebtedness under this Agreement, any such notice may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.
          (c) The Borrower shall have no right to prepay the principal amount of any Revolving Loan or any Term Loan other than as provided in this Section 2.7 or in Section 2.8 (Mandatory Prepayments).
          Section 2.8 Mandatory Prepayments
          (a) Upon receipt by any Group Member of Net Cash Proceeds arising (i) from an Asset Sale, Property Loss Event or Debt Issuance, the Borrower shall immediately prepay the Loans and, if applicable, permanently reduce Revolving Credit Commitments in an amount equal to 100% of such Net Cash Proceeds and (ii) from any Purchase Price Adjustment

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payable to any Group Member, the Borrower shall immediately prepay the Loans in an amount equal to 100% of such Net Cash Proceeds. Any such mandatory prepayment shall be applied in accordance with clause (c) below; provided, however, that, in the case of any Net Cash Proceeds arising from a Reinvestment Event, the Borrower shall (i) immediately upon receipt of such Net Cash Proceeds, at the Borrower's option, deposit an amount equal to 100% of such Net Cash Proceeds in a Cash Collateral Account or prepay the Loans, which prepayment shall be applied as provided in clause (c) below, in an amount equal to 100% of such Net Cash Proceeds and (ii) on each date the Revolving Credit Commitments shall be reduced pursuant to clause (c) below because of the receipt of such Net Cash Proceeds, prepay the Loans in an amount equal to such reduction in the Revolving Credit Commitments.
          (b) The Borrower shall prepay the Loans within 5 days after the earlier of (i) the date on which Financial Statements delivered pursuant to Section 6.1(b) (Financial Statements) are delivered and (ii) the date on which such Financial Statements are required to be delivered, in an amount equal to the lesser of (A) 50% of Excess Cash Flow for the Fiscal Year included in such Financial Statements (or, in the case of the first Fiscal Year after the Closing Date, for the period commencing on the Closing Date and ending on the last day of such Fiscal Year) and (B) the amount required for the Leverage Ratio to equal 3.5 to 1.00 after giving effect to such prepayment (based on such Financial Statements); provided, however, that such percentage shall be reduced to 0% if the Leverage Ratio for such Fiscal Year is less than or equal to 3.5 to 1.00 as of the last day of such Fiscal Year (based on such Financial Statements). Any such mandatory prepayment shall be applied in accordance with clause (c) below.
          (c) Subject to the provisions of Section 2.12(g) (Payments and Computations), any prepayments made by the Borrower required to be applied in accordance with this clause (c) shall be applied as follows: first, to repay the outstanding principal balance of the Term Loans, until such Term Loans shall have been prepaid in full; and second, to repay the outstanding principal balance of the Revolving Loans and permanently reduce the Revolving Credit Commitments until such Revolving Loans shall have been paid in full and such Revolving Credit Commitments have been reduced to zero; provided, however, that (A) upon a Reinvestment Event, the prepayments required under clauses first and second above shall be reduced by the Reinvestment Deferred Amount in respect of such Reinvestment Event and (B) upon the earlier of (1) the occurrence of an Event of Default and (2) the Reinvestment Prepayment Date, the remaining balance of such Reinvestment Deferred Amount shall be applied in accordance with clauses first and second above. All repayments of the Term Loans made pursuant to this clause (c) shall be applied to the remaining installments of such outstanding principal amounts of the Term Loans in the inverse order of their maturities. All repayments of Revolving Loans required to be made pursuant to this clause (c) shall result in a permanent reduction of the Revolving Credit Commitments.
          (d) If, at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Revolving Credit Commitments at such time, the Borrower shall forthwith prepay the Revolving Loans then outstanding in an amount equal to such excess.
          (e) Subject to the provisions of Section 7.9 (Application of Proceeds), in the event that the Warrant Purchase Funds have not been released from the Warrant Account in accordance with the terms of the Warrant Account Control Agreement on or prior to the date that is one hundred eighty (180) days after the Closing Date (or, if such day is not a Business Day, on

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the next succeeding Business Day) (or such later date as the Required Lenders may agree), the Borrower shall prepay the Term Loans in an amount equal to the Warrant Purchase Funds plus any accrued interest thereon. Any such mandatory prepayment shall be applied in accordance with clause (c) above.
          Section 2.9 Interest
          (a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:
          (i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin for Base Rate Loans; and
          (ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Eurodollar Interest Period.
          (b) Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan, (B) in the case of Base Rate Loans that are Term Loans, upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).
          (c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time. Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause (b) above or otherwise on demand.
          Section 2.10 Conversion/Continuation Option
          (a) The Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any

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applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be in the amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.
          (b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.13 (Special Provisions Governing Eurodollar Rate Loans). If, within the time period required under the terms of this Section 2.10, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.
          Section 2.11 Fees
          (a) Unused Commitment Fee. The Borrower agrees to pay in immediately available Dollars to each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds such Lender’s Ratable Portion of the aggregate outstanding principal amount of Revolving Loans (the “Unused Commitment Fee”) from the Closing Date through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date.
          (b) Additional Fees. The Borrower has agreed to pay to the Administrative Agent and the Arranger additional fees, the amount and dates of payment of which are embodied in the Fee Letter.
          Section 2.12 Payments and Computations
          (a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 11:00 a.m. (New York time) on the day when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its address referred to in Section 11.9 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed

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immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.14 (Capital Adequacy), Section 2.15 (Taxes) or Section 2.13(c) or (d) (Special Provisions Governing Eurodollar Rate Loans) shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to be received on the next Business Day.
          (b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable except that, with respect to Base Rate Loans, the rate of interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Each payment by the Borrower of any Loan (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made or such cost, expense or other Obligation was incurred; provided, however, that other than for payments in respect of a Loan, Loan Documents duly executed by the Administrative Agent or any Hedging Contract may specify other currencies of payment for Obligations created by or directly related to such Loan Document or Hedging Contract.
          (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day (or any business day in the United Kingdom or the Cayman Islands), the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause the payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans or Term Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Eurodollar Interest Periods being repaid prior to those having later expiring Eurodollar Interest Periods.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

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          (f) Subject to the proviso in the second sentence of clause (a) above, except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.8(c) (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or on behalf of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Revolving Credit Lender in accordance with such Lender’s Ratable Portion of the Revolving Credit Commitments; payments in respect of the Term Loans received by the Administrative Agent shall be distributed to each Term Loan Lender in accordance with such Lender’s Ratable Portion of the Term Loans; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders as are entitled thereto and in proportion to their respective Ratable Portions.
          (g) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.8(c) (Mandatory Prepayments) and clause (f) above, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders after the occurrence and during the continuance of an Event of Default, or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies) shall, deliver a blockage notice to each Deposit Account Bank for each Approved Deposit Account and apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account (including all proceeds arising from a Reinvestment Event that are held in the Cash Collateral Account pending application of such proceeds as specified in a Reinvestment Notice) and all other proceeds of Collateral in the following order:
          (i) first, to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;
          (ii) second, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;
          (iii) third, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Lenders;
          (iv) fourth, to pay Secured Obligations in respect of any fees then due to the Administrative Agent and the Lenders;
          (v) fifth, to pay interest then due and payable in respect of the Loans;
          (vi) sixth, to pay or prepay principal amounts on the Loans; and

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          (vii) seventh, to the ratable payment of all other Secured Obligations;
provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s interest in the aggregate outstanding Secured Obligations described in such clauses. The order of priority set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or by any other Person that is not a Lender. The order of priority set forth in clauses (i), (ii), (iii) and (iv) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Lenders.
          Section 2.13 Special Provisions Governing Eurodollar Rate Loans
          (a) Determination of Interest Rate
          The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.
          (b) Interest Rate Unascertainable, Inadequate or Unfair
          In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make or continue Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.
          (c) Increased Costs
          If at any time any Lender determines that the introduction of, or any change in or in the interpretation after the Execution Date of, any law, treaty or governmental rule, regulation or order (other than (i) any law, treaty or governmental rule, regulation or order relating to taxes, levies, imposts, deductions, charges or withholdings which shall be governed exclusively by Section 2.15 (Taxes) and (ii) any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law) taking effect after the date of this Agreement, shall have the effect

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of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then, subject to Section 2.17 (Mitigation; Matters Applicable to Requests for Compensation) the Borrower shall from time to time, within 5 Business Days of demand therefor by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.
          (d) Illegality
          Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Execution Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.
          (e) Breakage Costs
          In addition to all amounts required to be paid by the Borrower pursuant to Section 2.9 (Interest), the Borrower shall compensate each Lender, within 5 Business Days of demand therefor (subject to Section 2.17 (Mitigation; Matters Applicable to Requests for Compensation)), for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.2 (Borrowing Procedures) or Section 2.10 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.8 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof.

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          Section 2.14 Capital Adequacy
          If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive issued after the Execution Date from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, subject to Section 2.17 (Mitigation; Matters Applicable to Requests for Compensation), within 5 Business Days of demand therefor by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation for such reduction.
          Section 2.15 Taxes
          (a) Except as otherwise provided in this Section 2.15, any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and interest, penalties and similar items with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent (A) taxes, levies, imposts, deductions, charges or witholdings measured by its net income and interest, penalties and similar items with respect thereto, and franchise taxes (including interest, penalties and similar items with respect thereto) imposed on it, and similar taxes (including interest, penalties and similar items with respect thereto) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized and (B) any U.S. withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of (x) an Eligible Assignee, the date of the Assignment and Acceptance and (y) a successor Administrative Agent, the date of the appointment of such Administrative Agent) applicable to such Lender or the Administrative Agent, as the case may be, but not excluding any U.S. withholding taxes (including interest, penalties and similar items with respect thereto) payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance or the date of such appointment of such Administrative Agent) and (ii) in the case of each Lender, taxes, levies, imposts, deductions, charges or withholdings measured by its net income, and interest, penalties and similar items with respect thereto and franchise taxes (including interest, penalties and similar items with respect thereto) or any branch profit taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the applicable Lender is located that are imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax (other than as a result of such Lender having executed this Agreement), and similar taxes (including interest, penalties and similar items with respect thereto) imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (other than as a result of such Lender having executed this Agreement) (all such non-excluded taxes, levies, imposts,

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deductions, charges, withholdings and interest, penalties and similar items being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15, such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.
          (b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).
          (c) Each Loan Party shall, jointly and severally, indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.9 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.
          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.15 shall survive the payment in full of the Obligations.
          (f) (i) Each Non-U.S. Lender that is entitled to an exemption from U.S. withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall (v) on or prior to the Execution Date in the case of each Non-U.S. lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such Non-U.S. Lender becomes a Lender or the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and (z) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of each of the following, as applicable:

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          (A) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;
          (B) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form;
          (C) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form; or
          (D) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents.
Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
          (ii) Each U.S. Lender shall (v) on or prior to the Execution Date in the case of each U.S. Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such U.S. Lender becomes a Lender or on or prior to the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and (z) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this Section 2.15(f), a U.S. Lender shall not include a Lender or an Administrative Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(1)(ii).
          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

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          Section 2.16 Substitution of Lenders
          (a) In the event that (i)(A) any Lender makes a claim under Section 2.13(c) (Increased Costs) or Section 2.14 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.13(d) (Illegality), (C) any Loan Party is required to make any payment pursuant to Section 2.15 (Taxes) that is attributable to a particular Lender or (D) any Lender becomes a Non-Funding Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clause (i)(A),(B) and (C) above, Lenders holding at least 75% of the Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrower may, at its sole cost and expense, substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claims) less than all, Lenders making such claims.
          (b) If the Substitution Notice was properly issued under this Section 2.16, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of the Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (which pursuant to Section 11.5 (Limitation of Liability), do not include exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the later of (i) the receipt, in immediately available funds, by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings and the Term Loans, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an Assignment and Acceptance or such other agreement in form and substance satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date, for which the Borrower shall be solely responsible. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and such Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

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          (c) Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.16, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.
          Section 2.17 Mitigation; Matters Applicable to Requests for Compensation
          (a) Any Lender claiming any additional amounts payable pursuant to Section 2.13(c) (Increased Costs), Section 2.14 (Capital Adequacy) or Section 2.15 (Taxes) shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
          (b) If any Lender or the Administrative Agent is claiming compensation under Section 2.13(c) or (e) (Increased Costs), Section 2.14 (Capital Adequacy) or Section 2.15 (Taxes), it shall deliver to the Administrative Agent, who shall deliver to the Borrower contemporaneously with the demand for payment, a certificate setting forth in reasonable detail the calculation of any additional amount or amounts to be paid to it hereunder and the basis used to determine such amounts and such certificate shall be conclusive in the absence of manifest error. In determining such amount, such Lender or the Administrative Agent may use any reasonable averaging and attribution methods.
          (c) The Borrower shall not be required to compensate a Lender pursuant to Section 2.13(c) (Increased Costs) or Section 2.14 (Capital Adequacy) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.
ARTICLE III
Conditions To Loans
          Section 3.1 Conditions Precedent to Execution and Effectiveness
          This Agreement shall become effective on the Execution Date upon (i) the execution of this Agreement by the Administrative Agent and each Lender and (ii) the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent:
          (a) Certain Documents. The Administrative Agent shall have received on or prior to the Execution Date each of the following, each dated the Execution Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent:

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          (i) this Agreement, duly executed and delivered by the Parent, each Holdco and the Borrower on the Execution Date;
          (ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Parent, each Holdco and the Borrower certifying (A) (x) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each such Loan Party, if available in such jurisdiction, certified as of a recent date by the relevant authority of the jurisdiction of organization of such Loan Party, together with, if available in such jurisdiction, certificates of such official attesting to the good standing of each such Loan Party and (y) that there have been no changes in such articles or certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the articles or certificate of incorporation (or equivalent Constituent Document) delivered pursuant to this clause (A), (B) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (C) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification and (D) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and
          (iii) a certificate of a Responsible Officer of the Borrower to the effect that, on the Execution Date, (A) the representations and warranties set forth in Article IV (Representations and Warranties) shall be true and correct on and as of the Execution Date to the extent made on such date; and (B) no Default or Event of Default shall have occurred and be continuing.
          Section 3.2 Conditions Precedent to Initial Loans
          The obligation of each Lender to make the Loans requested to be made by it on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent on or before December 15, 2007:
          (a) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent:
          (i) this Agreement, duly executed and delivered by the Parent, each Holdco and the Borrower on the Execution Date and, for the account of each Lender requesting the same, a Note of the Borrower conforming to the requirements set forth herein;
          (ii) the Guaranty, duly executed by each Guarantor;
          (iii) the Pledge and Security Agreements, duly executed by the Borrower and each Guarantor, together with each of the following:

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          (A) evidence reasonably satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered on the Closing Date, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest in the Collateral, subject only to Liens permitted under Section 8.2(b), (c), (f), (h), (i) and (j) (Liens, Etc.), including (x) such documents duly executed by each Loan Party as the Administrative Agent may request with respect to the perfection of its security interests, for the benefit of the Secured Parties, in the Collateral (including and, to the extent applicable, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by any Pledge and Security Agreement); (y) copies of UCC or equivalent search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder; and (z) except as provided pursuant to Section 7.14 (Post-Closing Obligations), each notice, financing statement under the applicable UCC and filing required to be delivered or made under any Collateral Document;
          (B) except as provided pursuant to Section 7.14 (Post-Closing Obligations), all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to any Pledge and Security Agreement and undated stock powers (or instruments of transfer, as applicable) for such certificates, instruments and other documents executed in blank;
          (C) except as provided pursuant to Section 7.14 (Post-Closing Obligations), all instruments representing Pledged Debt Instruments, if any, being pledged pursuant to any Pledge and Security Agreement duly endorsed in favor of the Administrative Agent or in blank;
          (D) except as provided pursuant to Section 7.14 (Post-Closing Obligations), all Deposit Account Control Agreements, duly executed by the corresponding Deposit Account Bank and Loan Party, that, in the reasonable judgment of the Administrative Agent, shall be required for the Loan Parties to comply with Section 7.12 (Control Accounts, Approved Deposit Accounts); and
          (E) except as provided pursuant to Section 7.14 (Post-Closing Obligations), all Securities Account Control Agreements, if any, duly executed by the appropriate Loan Party and, if applicable, (1) all “securities intermediaries” (as defined in the UCC) with respect to all Securities Accounts and securities entitlements of the Borrower and each Guarantor and (2) all “commodities intermediaries” (as defined in the UCC) with respect to all commodities contracts and commodities accounts held by the Borrower and each Guarantor;

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          (iv) a favorable opinion, in form and substance reasonably acceptable to the Administrative Agent, of (A) Chadbourne & Parke LLP, New York counsel to the Loan Parties; (B) counsel to the Loan Parties in the British Virgin Islands and the Cayman Islands, in each case addressed to the Administrative Agent and the Lenders and addressing such matters as any Lender through the Administrative Agent may reasonably request, including, without limitation, that no Loan Party is (in the case of the New York opinion) an “investment company” under the Investment Company Act of 1940, as amended; and (C) counsel to the Loan Parties in the U.K. that no Group Member is a “collective investment scheme” or equivalent under applicable U.K. laws;
          (v) a copy of the Acquisition Agreement, together with all amendments and waivers thereto, certified as being complete and correct by a Responsible Officer of the Borrower;
          (vi) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, if available in such jurisdiction, certified as of a recent date by the relevant authority of the jurisdiction of organization of such Loan Party, together with, if available in such jurisdiction, certificates of such official attesting to the good standing of each such Loan Party;
          (vii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) or, if required, shareholders (in the case of Subsidiary Guarantors) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the articles or certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the articles or certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vi) above;
          (viii) a certificate of a Responsible Officer of the Borrower, stating that the Borrower and the Parent are each Solvent after giving effect to the initial Loans, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds) and the payment of all estimated legal, accounting and other fees related hereto and thereto;
          (ix) a certificate of a Responsible Officer of the Borrower to the effect that (A) the condition set forth in Section 3.3(b) (Conditions Precedent to Each Loan) has been satisfied and (B) no litigation not listed on Schedule 4.7 (Litigation) has been commenced against any Loan Party or any of its Subsidiaries that would have a Material Adverse Effect;
          (x) evidence reasonably satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) are in full

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force and effect, together with, unless otherwise agreed by the Administrative Agent, endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of the Group Members; and
          (xi) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.
          (b) Fees and Expenses Paid. There shall have been paid (or will be paid on the Closing Date with the proceeds of Loans made on the Closing Date) to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter).
          (c) Refinancing of Existing Credit Agreement. (i) All obligations under the Existing Credit Agreement shall have been repaid in full or will be paid in full on the Closing Date with the proceeds of Loans made on the Closing Date, (ii) the Existing Credit Agreement and all Finance Documents (as defined therein) shall have been terminated and (iii) the Administrative Agent shall have received a payoff letter duly executed and delivered by GLG Holdings Limited and the Existing Lender or other evidence of such termination in each case in form and substance reasonably satisfactory to the Administrative Agent.
          (d) Financial Statements. The Administrative Agent shall have received (a) combined balance sheets and related statements of operations, change in members’ equity and cash flows of the Acquired Business for the three fiscal years (or in the case of the combined balance sheets, two years) ended before the Closing Date, which shall have been audited and prepared in accordance with U.S. GAAP and Regulation S-X under the Securities Act, and (b) the unaudited balance sheet and related statement of operations, change in members’ equity and cash flows of the Acquired Business for the Fiscal Quarter ended June 30, 2007, which audited and unaudited financial statements shall be in form and scope reasonably satisfactory to the Administrative Agent.
          (e) Equity Financing. The Administrative Agent shall have received evidence reasonably satisfactory to it that, on or before the Closing Date, the Equity Investment shall have been made.
          (f) Acquisition Transactions and Acquisition Documents. The Administrative Agent shall be reasonably satisfied with the structure of the Acquisition and the Acquisition Transactions, including the terms of the Seller Notes and all material agreements entered into by the Parent, the Acquired Business and their respective Affiliates (other than any Managed Fund) in connection with the Acquisition and the Acquisition Transactions. The Administrative Agent shall be reasonably satisfied that (i) the terms and conditions of each of the Acquisition Agreement and the GLG Inc. Acquisition Agreement shall not have been amended, waived or modified without the approval of the Administrative Agent (except for waivers, amendments or modifications that do not materially and adversely affect the interests of the Administrative Agent and the Lenders), (ii) the Acquisition Agreement and the other Acquisition Documents shall have been approved by all corporate action of the Borrower and each of the

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other parties thereto, shall have been executed and delivered by each such party, shall be in full force and effect and there shall not have occurred and be continuing any material breach or default thereunder, (iii) the Constituent Documents of each Loan Party and the Holdco II Exchange Documents, each as in effect on the Closing Date, shall be in form and substance reasonably satisfactory to the Administrative Agent, including, without limitation, the terms of the Holdco II Exchangeable Stock, (iv) subject only to the funding of the initial Loans hereunder, the Acquisition shall have been consummated in accordance with the Acquisition Documents (without any material waiver thereunder other than with the consent of the Required Lenders) and all applicable Requirements of Law and (v) the capital structure, including existing Indebtedness and other liabilities, of the Group Members before and after giving effect to the Acquisition Transactions shall be reasonably satisfactory to the Administrative Agent and the Parent shall have contributed cash to the Holdcos and the Borrower in an amount necessary to consummate the Acquisition after giving effect to the net proceeds of the initial Loans and any Seller Notes.
          (g) Consents, Etc. Each Group Member shall have received all material consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each Group Member lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the other Loan Documents and the Acquisition Documents to which each of them, respectively, is, or shall be, a party, (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents, except to the extent provided pursuant to Section 7.14 (Post-Closing Obligations), and (iii) to consummate the Acquisition. All applicable appeal periods with respect to any regulatory consent or approval shall have expired and there shall be no judicial or regulatory action by a governmental agency, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Acquisition Transactions.
          (h) Projections. The Administrative Agent shall have received a combined balance sheet of the Parent and the Acquired Business as of June 30, 2007 on a Pro Forma Basis, after giving effect to the Acquisition Transactions and the GLG Inc. Acquisition, together with a certificate of the chief operating officer of GLG Partners LP to the effect that such balance sheet accurately presents financial position of the Parent and the Acquired Business on a Pro Forma Basis in accordance with U.S. GAAP, in form and substance reasonably satisfactory to the Administrative Agent.
          (i) Maximum Leverage. The Administrative Agent shall have received evidence reasonably satisfactory to it (including a certificate from a Responsible Officer of the Borrower accompanied by satisfactory supporting schedules and other data) that the Leverage Ratio on a Pro Forma Basis, calculated in a manner acceptable to the Administrative Agent in its reasonable judgment and after giving effect to the Acquisition Transactions and the GLG Inc. Acquisition, for the trailing four Fiscal Quarters ended immediately prior to the Closing Date was not greater than 4.5 to 1.
          (j) Litigation. There shall be no litigation or administrative proceeding (whether an individual proceeding or a series of related proceedings) or development in any litigation or administrative proceeding (whether an individual proceeding or a series of related proceedings) that has had or could reasonably be expected to have a material adverse effect on the

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ability of the parties to consummate the Acquisition, the funding of the Loans or any of the other Transactions.
          (k) No Conflicts. The consummation of the Acquisition Transactions shall not breach or result in a default or event of default or an acceleration of any rights or benefits under any Material Agreement.
          (l) No Closing Date Material Adverse Effect. As of the Closing Date, there shall not have occurred a Closing Date Material Adverse Effect.
          Section 3.3 Conditions Precedent to Each Loan
          The obligation of each Lender on any date on or after the Closing Date to make any Loan on any date on or after the Closing Date is subject to the satisfaction of each of the following conditions precedent:
          (a) Request for Borrowing. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing; provided, however, that to the extent any Borrowing of any Eurodollar Rate Loans is requested to be made on the Closing Date, the Notice of Borrowing for such Eurodollar Rate Loans shall be delivered to the Administrative Agent at least three Business Days prior to the Closing Date.
          (b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan, both before and after giving effect thereto and to the application of the proceeds thereof:
          (i) the representations and warranties set forth in Article IV (Representations and Warranties) of this Agreement and in the other Loan Documents shall (A) in the case of Loans made on the Closing Date, be true and correct on and as of the Closing Date (other than Section 4.5(b) (Material Adverse Change)) and (B) be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and
          (ii) no Default or Event of Default shall have occurred and be continuing.
          (c) No Legal Impediments. The making of the Loans on such date does not violate any Requirement of Law on the date of or immediately following such Loan and is not enjoined, temporarily, preliminarily or permanently.
Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing and the acceptance by the Borrower of the proceeds of each Loan requested therein shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b) and clause (c) above on the date of the making of such Loan.

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          Section 3.4 Determinations of Initial Borrowing Conditions
          For purposes of determining compliance with the conditions specified in Section 3.2 (Conditions Precedent to Initial Loans), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing.
ARTICLE IV
Representations and Warranties
          To induce the Lenders and the Administrative Agent to enter into this Agreement, each of the Parent, the Holdcos and the Borrower:
          (i) makes each of the following representations and warranties to the Lenders and the Administrative Agent on and as of the Execution Date:
          (A) Corporate Existence; Compliance with Law. Each of the Parent, the Holdcos and the Borrower (a) is duly incorporated, formed and registered or organized (as applicable), validly existing and (to the extent applicable in its jurisdiction of incorporation, formation. registration or organization) in good standing under the laws of the jurisdiction of its incorporation, formation and registration or organization, (b) is duly qualified to do business as a foreign entity and, to the extent applicable in such jurisdiction, in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct of its business, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect;
          (B) Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by each of the Parent, the Holdcos and the Borrower of the Loan Documents executed on the Execution Date to which it is a party and the consummation of the transactions contemplated thereby

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                    (1) are within the Parent’s, each Holdco’s and the Borrower’s corporate, limited liability company, partnership or other powers;
                    (2) have been or, at the time of delivery thereof pursuant to Section 3.1 (Conditions Precedent to Execution and Effectiveness) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required; and
                    (3) do not and will not (A) contravene or violate the Parent’s, either Holdco’s or the Borrower’s respective Constituent Documents, (B) violate any other Requirement of Law applicable to the Parent, either Holdco or the Borrower (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Acquisition Document or any other material Contractual Obligation of the Parent, either Holdco or the Borrower or any of their Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of the Parent, either Holdco or the Borrower or any of their Subsidiaries; and
                    (4) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person and that have been or will be, prior to the Execution Date, obtained or made, and each of which on the Execution Date will be in full force and effect;
          (C) Ownership of Borrower; Subsidiaries. The Borrower is authorized to issue 50,000 shares of common stock, $1.00 each par value per share, of which 50,000 shares are issued and outstanding, and no other Stock of the Borrower is authorized, issued or outstanding. All of the issued shares of the Borrower have been validly issued, are fully paid and non-assessable and are owned beneficially and of record by (and registered in the name of) Holdco II, free and clear of all Liens. No Stock of the Borrower is subject to any option, warrant, right of conversion or purchase or any similar right. There are no agreements or understandings to which the Borrower is a party with respect to the voting, sale or transfer of any shares of Stock of the Borrower or any agreement restricting the transfer or hypothecation of any such shares. The Parent has no Subsidiary other than Holdco I, Holdco I has no Subsidiary other than Holdco II, Holdco II has no Subsidiary other than the Borrower and the Borrower has no Subsidiaries;
          (D) Material Adverse Change. Since December 31, 2006, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect;
          (E) Litigation. There are no pending or, to the knowledge of the Parent, either Holdco or the Borrower, threatened actions, investigations or proceedings affecting any of the Parent, either Holdco or the Borrower before

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any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect. The performance of any action by any of the Parent, either Holdco or the Borrower required or contemplated by any Loan Document or any Acquisition Document is not restrained or enjoined (either temporarily, preliminarily or permanently);
          (F) Taxes.
                    (1) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any assertion of any claim for taxes has been given or made by any Governmental Authority. None of the Parent, the Holdcos and the Borrower have any employees; and
                    (2) none of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent;
          (G) Certain Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board;
          (H) No Burdensome Restrictions; No Defaults.
               (1) None of the Parent, the Holdcos, or the Borrower (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by the Parent, either Holdco or the Borrower, either

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unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect;
               (2) None of the Parent, the Holdcos, or the Borrower is in default under or with respect to any Contractual Obligation owed by it other than, in any case, those defaults that, in the aggregate, would not have a Material Adverse Effect;
               (3) No Default or Event of Default has occurred and is continuing; and
               (4) To the best knowledge of the Borrower and the Parent, there are no Requirements of Law applicable to any of the Parent, the Holdcos, or the Borrower the compliance with which by such Loan Party, as the case may be, would, in the aggregate, have a Material Adverse Effect;
          (I) Acquisition Documents. The execution, delivery and performance by each of the Parent, the Holdcos, and the Borrower of the Acquisition Documents to which it is a party and the consummation of the transactions contemplated thereby by the Parent, the Holdcos, and the Borrower:
               (1) do not and will not (A) contravene or violate any of the Parent’s, either Holdco’s, or the Borrower’s respective Constituent Documents, (B) violate any other Requirement of Law applicable to any of the Parent, either Holdco, or the Borrower, or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any of the Parent, either Holdco, or the Borrower, except for those that, in the aggregate, would not have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any property of any of the Parent, either Holdco, or the Borrower other than a Lien permitted under Section 8.2 (Liens, Etc.); and
               (2) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that (A) will have been obtained at the Closing Date, each of which will be in full force and effect on the Closing Date and none of which will on the Closing Date impose materially adverse conditions upon the exercise of control by the Parent over the Holdcos and the Borrower and (B) in the aggregate, if not obtained, would not have a Material Adverse Effect; and
          (J) No Amendment to Acquisition Documents. None of the Acquisition Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by Section 8.11 (Modification of Material Agreements; Constituent Documents), and

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each of the representations and warranties of any of the Parent, either Holdco, or the Borrower contained therein is true and correct in all material respects and no default or event that, with the giving of notice or lapse of time or both, would be a material default has occurred thereunder; and
          (ii) makes each of the following representations and warranties to the Lenders and the Administrative Agent, on and as of the Closing Date and after giving effect to the Acquisition and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 3.3(b)(i) (Conditions Precedent to Each Loan):
          Section 4.1 Corporate Existence; Compliance with Law
          Each Group Member (a) is duly incorporated, formed and registered or organized (as applicable), validly existing and (to the extent applicable in its jurisdiction of incorporation, formation and registration or organization) in good standing under the laws of the jurisdiction of its incorporation, formation, registration or organization, (b) is duly qualified to do business as a foreign entity and, to the extent applicable in such jurisdiction, in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction (including all necessary authorizations from, filings with, and notices to the FSA), to the extent required for such ownership, operation and conduct of its business, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.
          Section 4.2 Corporate Power; Authorization; Enforceable Obligations
          (a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:
          (i) are within such Loan Party’s corporate, limited liability company, partnership or other powers;
          (ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions To Loans) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;
          (iii) do not and will not (A) contravene or violate such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including rules and regulations of the of the FSA and Regulations T, U and X of the Federal Reserve Board), or any order or

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decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Acquisition Document or any other material Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and
          (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than (x) those listed on Schedule 4.2 (Consents) and that have been or will be, prior to or as of the Closing Date, obtained or made, and each of which on the Closing Date will be in full force and effect and (y) with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.
          (b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          Section 4.3 Ownership of Borrower; Subsidiaries
          (a) As of the Closing Date, the Borrower is authorized to issue 50,000 shares of common stock, $1.00 each par value per share, of which 50,000 shares are issued and outstanding, and no other Stock of the Borrower is authorized, issued or outstanding. All of the issued shares of the Borrower have been validly issued, are fully paid and non-assessable and are owned beneficially and of record by (and registered in the name of) Holdco II, free and clear of all Liens other than the Lien in favor of the Secured Parties created by any Pledge and Security Agreement. No Stock of the Borrower is subject to any option, warrant, right of conversion or purchase or any similar right. There are no agreements or understandings to which the Borrower is a party with respect to the voting, sale or transfer of any shares of Stock of the Borrower or any agreement restricting the transfer or hypothecation of any such shares.
          (b) Set forth on Schedule 4.3 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Parent and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. Except as set forth on Schedule 4.3 (Ownership of Subsidiaries), all of the outstanding Stock of each Subsidiary of the Parent owned (directly or indirectly) by the Parent has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Parent or a Subsidiary of the Parent, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to any Pledge and Security Agreement), options, warrants, rights of conversion or purchase or any similar rights. Neither the Parent nor any such Subsidiary is a

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party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents. As of the Closing Date, neither the Parent nor the Borrower owns or holds, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3 (Investments).
          Section 4.4 Financial Statements
          (a) The combined balance sheet of the Acquired Business as at December 31, 2006, and the related combined statements of operations, changes in members’ equity and cash flows of the Acquired Business for the fiscal year then ended, certified by Ernst & Young LLP, and the combined balance sheets of the Acquired Business as at June 30, 2007, and the related combined statements of operations, changes in members’ equity and cash flows of the Acquired Business for the six months then ended, copies of which have been furnished to the Administrative Agent, fairly present, subject, in the case of said balance sheets as at June 30, 2007, and said statements of operations, changes in members’ equity and cash flows for the months then ended, to the absence of footnote disclosure and normal recurring year-end audit adjustments, the combined financial condition of the Acquired Business as at such dates and the combined results of the operations of the Acquired Business for the period ended on such dates, all in conformity with GAAP.
          (b) As of the Closing Date, none of the Group Members has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.
          (c) The Projections have been prepared by the Acquired Business in light of the past operations of its business, and reflect projections for the period through the 2009 Fiscal Year of the Borrower, on a year by year basis. The Projections are based upon estimates and assumptions stated therein, all of which the Parent believes to be reasonable and fair in light of current conditions and current facts known to the Parent and, as of the Closing Date, reflect the Parent’s good faith and reasonable estimates of the future financial performance of the Acquired Business and of the other information projected therein for the periods set forth therein.
          (d) The unaudited combined balance sheet of the Acquired Business and the Parent, a copy of which has been furnished to the Administrative Agent, has been prepared as of June 30, 2007, reflects as of such date, on a Pro Forma Basis, the combined financial condition of the Acquired Business and the Parent, and the assumptions expressed therein were reasonable based on the information available at the time so furnished and on the Closing Date.
          Section 4.5 Material Adverse Change
          (a) On the Closing Date, there has been no Closing Date Material Adverse Effect.
          (b) Since December 31, 2006, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

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          Section 4.6 Solvency
          Both before and after giving effect to (a) the Loans to be made or extended on the Closing Date or such other date as Loans requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrower, (c) the Acquisition and the consummation of the other financing transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is Solvent.
          Section 4.7 Litigation
          Except as set forth on Schedule 4.7 (Litigation), there are no pending or, to the knowledge of any Group Member, threatened actions, investigations or proceedings affecting any Group Member before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document or any Acquisition Document is not restrained or enjoined (either temporarily, preliminarily or permanently).
          Section 4.8 Taxes
          (a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any assertion of any claim for taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.
          (b) None of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.

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          Section 4.9 Full Disclosure
          (a) The information prepared or furnished to the Administrative Agent, any Lender or any prospective Lender by or on behalf of the Parent, any Holdco or the Borrower in connection with this Agreement or the Acquisition Documents or the consummation of the transactions contemplated hereunder and thereunder taken as a whole, including the information contained in the Disclosure Document, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading; provided that with respect to projections and other forward-looking information, the Parent, the Holdcos and the Borrower represent and warrant only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that projections and other forward-looking information are subject to significant contingencies and uncertainties, many of which are beyond the control of the Parent, the Holdcos and the Borrower and that no assurance can be given that such projections will be realized. All facts known to the Borrower, any Holdco or the Parent and material to an understanding of the financial condition, business, properties or prospects of the Group Members taken as one enterprise have been disclosed to the Lenders.
          (b) The Borrower has delivered to the Administrative Agent a true, complete and correct copy of the Disclosure Document. The Disclosure Document complies as to form in all material respects with all applicable requirements of all applicable state and Federal securities laws.
          Section 4.10 Certain Regulations
          The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.
          Section 4.11 No Burdensome Restrictions; No Defaults
          (a) No Group Member (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by such Group Member, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.
          (b) No Group Member is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Borrower and the Parent, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in any case, those defaults that, in the aggregate, would not have a Material Adverse Effect.
          (c) No Default or Event of Default has occurred and is continuing.

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          (d) To the best knowledge of the Borrower and the Parent, there are no Requirements of Law applicable to any Group Member the compliance with which by such Group Member, as the case may be, would, in the aggregate, have a Material Adverse Effect.
          Section 4.12 Investment Company Act
          No Loan Party is an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.
          Section 4.13 Use of Proceeds
          The proceeds of the Term Loans made on the Closing Date will be used by the Borrower, directly or indirectly, (i) to finance the Acquisition, including the Purchase Price Adjustments, (ii) to pay related transaction costs, fees and expenses and (iii) to repay existing Indebtedness of the Acquired Business. Proceeds of Revolving Loans made after the Closing Date will be used by the Borrower, directly or indirectly, (i) to pay Purchase Price Adjustments, (ii) for working capital and other general corporate purposes and (iii) to directly or indirectly make cash tenders for the Parent Warrants to the extent permitted by Section 8.5(h) (Restricted Payments). A portion of the proceeds of the Term Loans up to $70,000,000 may be used, to the extent permitted by Section 8.5(h) (Restricted Payments), by the Borrower, directly or indirectly, to make cash tenders for the Parent Warrants or for Stock of the Parent (the “Warrant Purchase Funds”) and shall be funded on the Closing Date into the Warrant Account, which funds shall be held until released in accordance with the provisions of Section 7.9 (Application of Proceeds).
          Section 4.14 Insurance
          The properties of the Group Members are insured with financially sound and reputable insurance companies not Affiliates of the Group Members, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Group Members operate.
          Section 4.15 Labor and Employment Matters
          There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Borrower’s or the Parent’s knowledge, threatened, against or involving any Group Member, nor are there any arbitrations or grievances threatened involving any Group Member, other than those that, in the aggregate, would not have a Material Adverse Effect.
          Section 4.16 Pension Matters
          (a) In relation to the provision of Pension Benefits, Group Members only have an obligation to contribute to personal pension schemes (as defined in Section 1 of Part 1 of the Pension Schemes Act 1993) in the United Kingdom and a defined contribution arrangement in the Cayman Islands in respect of their current and former employees and their dependants, at the rates or in the amounts agreed with the relevant employees and all such employer contributions have been remitted to the relevant provider together with the correct amount of employee contributions within the time limits specified by any Requirement of Law. Group Members in the United Kingdom have complied with Article 141 of the Treaty of Rome as it applies to the

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eligibility of an employee to join and contribute to the personal pension schemes referred to above and Group Members in the United Kingdom have complied with all obligations to consult, designate and facilitate access to a stakeholder pension scheme as required by the UK Welfare Reform and Pensions Act 1999 and any regulations made thereunder.
          (b) No Group Member has at any time been an employer (for the purposes of Section 38 to 51 of the Pensions Act 2004) of any pension scheme to which those sections might apply, and no Group Member is or has at any time been “connected” with or an “associate” of (as those terms are used in Sections 39 and 43 of the Pensions Act 2004) such an employer.
          Section 4.17 Environmental Matters
          (a) The operations of the Group Members have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of the Group Members incurring Environmental Liabilities and Costs after the Closing Date which could reasonably be expected to result in a Material Adverse Effect.
          (b) None of the Group Members or any Real Property currently or, to the knowledge of the Borrower or the Parent, previously owned, operated or leased by or for any Group Member is subject to any pending or, to the knowledge of the Borrower or the Parent, threatened, claim, order, agreement, notice of violation or notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in the Group Members incurring Environmental Liabilities and Costs which could reasonably be expected to result in a Material Adverse Effect.
          (c) There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of any Group Member or of Real Property owned, operated or leased by any Group Member that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a reasonable likelihood of the Group Members incurring Environmental Liabilities and Costs which could reasonably be expected to result in a Material Adverse Effect.
          (d) As of the Closing Date, no Environmental Lien has attached to any property of any Group Member and, to the knowledge of the Borrower or the Parent, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, in each case, that could reasonably be expected to have a Material Adverse Effect.
          Section 4.18 Intellectual Property
          Except for such failure to own, license or have the right to use that could not reasonably be expected to have a Material Adverse Effect, the Group Members own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all

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Intellectual Property as defined in any Pledge and Security Agreement) that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of any Group Member. To the Borrower’s and the Parent’s knowledge, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right (including all “Intellectual Property” as defined in any Pledge and Security Agreement), slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by any Group Member infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened that, in each case, could reasonably be expected to have a Material Adverse Effect.
          Section 4.19 Title; Real Property
          (a) Each Group Member has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.).
          (b) Set forth on Schedule 4.19 (Real Property) is a complete and accurate list of all Real Property of each Group Member and showing, as of the Closing Date, the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner and, where applicable, lessee thereof.
          (c) No portion of any Real Property of any Loan Party or any of its Subsidiaries has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition other than any such damage that could not reasonably be expected to have a Material Adverse Effect. No portion of any Real Property of any Loan Party or any of its Subsidiaries is located in a special flood hazard area as designated by any federal Governmental Authority.
          (d) All Permits required to have been issued or appropriate to enable all Real Property of any Group Member to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.
          (e) No Group Member has received any notice, or has any actual knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of any Group Member or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.
          Section 4.20 Acquisition Documents
          (a) The execution, delivery and performance by each Loan Party of the Acquisition Documents to which it is a party and the consummation of the transactions contemplated thereby by such Loan Party:

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          (i) do not and will not (A) contravene or violate any Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to any Loan Party, or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party or any of its Subsidiaries, except for those that, in the aggregate, would not have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any property of any Loan Party or any of its Subsidiaries other than a Lien permitted under Section 8.2 (Liens, Etc.); and
          (ii) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that (A) will have been obtained at the Closing Date, each of which will be in full force and effect on the Closing Date and none of which will on the Closing Date impose materially adverse conditions upon the exercise of control by the Parent over the Holdcos and the Borrower or by the Borrower over any of its Subsidiaries and (B) in the aggregate, if not obtained, would not have a Material Adverse Effect.
          (b) None of the Acquisition Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by Section 8.11 (Modification of Material Agreements; Constituent Documents), and as of the Closing Date, each of the representations and warranties of any Group Member contained therein is true and correct in all material respects. No default or event that, with the giving of notice or lapse of time or both, would be a material default has occurred under any Acquisition Document.
ARTICLE V
Financial Covenants
          The Parent, Holdcos and Borrower agree with the Lenders and the Administrative Agent on and after the Closing Date to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:
          Section 5.1 Maximum Leverage Ratio
          The Parent shall maintain, on the last day of each Fiscal Quarter, a Leverage Ratio of not more than 4.5 to 1.
          Section 5.2 Minimum Assets Under Management
          The Parent shall have Assets Under Management, as determined as of the last day of each Fiscal Year set forth below of no less than the following:

Fiscal Year	Minimum Assets
Ending	Under Management
2007	$14,500,000,000
2008	$15,000,000,000

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Fiscal Year	Minimum Assets
Ending	Under Management
2009	$15,500,000,000
2010	$16,000,000,000
2011	$16,500,000,000
ARTICLE VI
Reporting Covenants
          Each of the Parent, the Holdcos and the Borrower agrees with the Lenders and the Administrative Agent on and after the Closing Date to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:
          Section 6.1 Financial Statements
          The Borrower shall furnish to the Administrative Agent each of the following:
          (a) Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year commencing with the Fiscal Quarter ending March 31, 2008, financial information regarding the Group Members consisting of a Consolidated unaudited balance sheet as of the close of such quarter and the related statements of operations and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding date or period in the prior year, in each case certified by a Responsible Officer of the Parent as fairly presenting the Consolidated financial condition of the Group Members as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).
          (b) Annual Reports. Within 90 days after the end of each Fiscal Year commencing with Fiscal Year 2007, financial information regarding the Group Members consisting of a Consolidated balance sheet of the Group Members as of the end of such year and related statements of operations and cash flows of the Group Members for such Fiscal Year, all prepared in conformity with GAAP and certified without qualification as to the scope of the audit or as to the Borrower being a going concern by the Parent’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial condition of the Group Members as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Parent’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Parent’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards.
          (c) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Parent in substantially the form of Exhibit G (Form of Compliance Certificate) attached hereto (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Leverage Ratio (for purposes of determining the Applicable Margin and the Applicable Unused Commitment Fee Rate) and demonstrating whether there has been compliance with each

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of the financial covenants contained in Article V (Financial Covenants) that is tested on a quarterly basis and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto.
          (d) Corporate Chart and Other Collateral Updates. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, (i) a certificate of a Responsible Officer of the Parent certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (d) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of the Parent in form and substance satisfactory to the Administrative Agent that all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to any Pledge and Security Agreement by any Loan Party in the preceding Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (d) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause (d) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.
          (e) Management Letters, Etc. Within ten Business Days after receipt thereof by the Parent, copies of each management letter, exception report or similar letter or report received by the Board of Directors (or audit committee thereof) of the Parent from its independent certified public accountants (including the Parent’s Accountants).
          (f) Intercompany Loan Balances. Together with each delivery of any Financial Statement pursuant to clause (a) above, a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the Fiscal Quarter covered by such Financial Statement, certified by a Responsible Officer of the Parent.
          Section 6.2 Default Notices
          As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Group Member has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.
          Section 6.3 Litigation and Regulatory Matters
          Promptly after any Responsible Officer of any Group Member having actual knowledge of the same, the Borrower shall give the Administrative Agent notice of any litigation, investigation or other proceeding commenced or threatened in writing against any Group Member

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(including a warning notice from the FSA or any other such material proceeding commenced or threatened in writing by the SEC, the FSA or any other financial services regulatory authority) that, if adversely determined, could be reasonably expected to have a Material Adverse Effect.
          Section 6.4 Asset Sales
          Prior to any Asset Sale whose Net Cash Proceeds (or the Dollar Equivalent thereof) are anticipated to exceed $5,000,000, the Borrower shall send the Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by any Group Member.
          Section 6.5 SEC Filings; Press Releases
          Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of (a) all reports that the Parent sends to its security holders generally, (b) all reports and registration statements that any Group Member files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (c) all press releases and (d) all other statements concerning material changes or developments in the business of any Group Member made available by any Group Member to the public or any other creditor.
          Section 6.6 Material Agreements
          Promptly after any Responsible Officer of any Group Member having actual knowledge of the same, the Borrower shall give the Administrative Agent written notice of any cancellation or termination of any Material Agreement.
          Section 6.7 Other Information
          The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of any Group Member as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.
ARTICLE VII
Affirmative Covenants
          Each of the Parent, the Holdcos and the Borrower agrees with the Lenders and the Administrative Agent on and after the Closing Date to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

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          Section 7.1 Preservation of Corporate Existence, Etc.
          Each Group Member shall preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4 (Sale of Assets) and 8.7 (Restriction on Fundamental Changes).
          Section 7.2 Compliance with Laws, Etc.
          Each Group Member shall comply with all applicable Requirements of Law, Contractual Obligations and Permits (including, without limitation, the requirements of and under the Financial Services and Markets Act 2000 and the FSA Handbook), except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.
          Section 7.3 Conduct of Business
          Each Group Member shall (a) conduct its business in the ordinary course and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with any Group Member, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.
          Section 7.4 Payment of Taxes, Etc.
          Each Group Member shall pay and discharge, before the same shall become delinquent, all lawful and material governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Parent or the appropriate Group Member in conformity with GAAP.
          Section 7.5 Maintenance of Insurance
          The Group Members shall maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Group Members operate and (b) cause all such insurance relating to any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent.
          Section 7.6 Access
          Each Group Member shall from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, upon reasonable advance written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required), during normal business hours, to (a) examine and make copies of and abstracts from the records and books of account of the Parent and each other Group Member, (b)

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visit the properties of the Parent and each other Group Member, (c) discuss the affairs, finances and accounts of the Parent and each other Group Member with any of their respective officers or directors and (d) communicate directly with any of its certified public accountants (including the Parent’s Accountants); provided, however, that in the case of this clause (d), unless an Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders may only communicate directly with such accountants if a Responsible Officer of the Borrower (or in the case of the Parent’s Accountants, a Responsible Officer of the Parent) is present. Such examination or visit shall be (a) at the expense of the Borrower one time per year in the case of inspection by the Administrative Agent or such Lender as it may designate and (b) otherwise at the expense of the Lenders; provided, however, that during the continuance of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing activities at the sole expense of the Borrower at any time during normal business hours and without advance notice.
          Section 7.7 Keeping of Books
          Each Group Member shall keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of each Group Member.
          Section 7.8 Maintenance of Properties, Etc.
          Each Group Member shall maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.
          Section 7.9 Application of Proceeds
          The Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) shall use the entire amount of the proceeds of the Loans as provided in Section 4.13 (Use of Proceeds). To the extent that Warrant Purchase Funds are funded on the Closing Date into the Warrant Account, such funds shall be held in the Warrant Account until the earliest of (i) the date on which the Administrative Agent authorizes the release of the Warrant Purchase Funds from the Warrant Account in accordance with the terms of the Warrant Account Control Agreement, (ii) each of (x) the occurrence and continuation of any Event of Default and (y) the request by the Administrative Agent for the return of the Warrant Purchase Funds, at which time such funds shall immediately be applied to prepay the Term Loans pursuant to Section 2.8(e) (Mandatory Prepayments), and (iii) the date that is one hundred eighty (180) days after the Closing Date (or, if such day is not a Business Day, on the next succeeding Business Day) (or such later date as the Required Lenders may agree), at which time such funds shall (if not previously applied to make cash tenders for the Parent Warrants or for Stock of the Parent as provided above) immediately be applied to prepay the Term Loans pursuant to Section 2.8(e) (Mandatory Prepayments).

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          Section 7.10 Environmental
          Each Group Member shall comply in all material respects with Environmental Laws and, without limiting the foregoing, the Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of any Group Member incurring Environmental Liabilities and Costs which could reasonably be expected to result in a Material Adverse Effect, (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance in all material respects with Environmental Laws.
          Section 7.11 Additional Collateral and Guaranties
          To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date and that are not Restricted Entities), each of the Parent, the Holdcos and the Borrower agrees promptly (and in any event, within 10 days of the date of the acquisition of such property or Persons or such later date as the Administrative Agent may agree) to do, or cause each other Group Member (other than any Restricted Entity) to do, each of the following, unless otherwise agreed by the Administrative Agent:
          (a) deliver to the Administrative Agent such duly executed supplements and amendments to the Guaranty (or, in the case of any Subsidiary of the Parent that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign guarantees and related documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that each Loan Party and each Subsidiary of each Loan Party (other than any Restricted Entity) guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, that to the extent that any new Subsidiary that becomes a Guarantor pursuant to this clause (a) is organized or incorporated in the United Kingdom, such Guarantor shall, to the extent necessary, have complied in all respects with sections 151 to 158 of the Companies Act in relation to execution of any Loan Documents to which it is a party and payments of amounts due from it under this Agreement (or, with respect to any such new Subsidiary organized or incorporated in any other jurisdiction, any equivalent Requirements of Law in such jurisdiction);
          (b) deliver to the Administrative Agent such duly-executed joinder and amendments to any Pledge and Security Agreement and, if applicable, other Collateral Documents (or, in the case of any such Subsidiary of the Parent (other than any Restricted Entity) that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign charges, pledges, security agreements and other Collateral Documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to (i) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and (subject to applicable Requirements of Law relating to foreclosures and/or realizations on Stock or Stock

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Equivalents) enforceable first-priority security interest (subject to Liens permitted pursuant to Section 8.2(c), (f), (h), (i), (j) and (k) (Liens, Etc.)) in the Stock and Stock Equivalents and other debt Securities owned by any Loan Party or any Subsidiary of any Loan Party that becomes a Loan Party pursuant to clause (a) above, or any other Person that has entered into any such Guaranty Obligation and (ii) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest (subject to Liens permitted pursuant to Section 8.2(c), (f), (h), (i), (j) and (k) (Liens, Etc.) in connection with any Permitted Acquisition) in all property interests and other assets of any Loan Party or any Subsidiary of any Loan Party that becomes a Loan Party pursuant to clause (a) above; provided, however, that any Loan Party owning Stock or other equity interests of any Restricted Entity shall be required to grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and (subject to applicable Requirements of Law relating to foreclosures and/or realizations on Stock or Stock Equivalents) enforceable first-priority security interest in such Stock or other equity interests, to the extent not prohibited by regulatory authorities having jurisdiction over such Restricted Entity.
          (c) deliver to the Administrative Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Debt Instruments and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders, amendments and foreign agreements executed pursuant to clause (b) above, together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers (or instruments of transfer, as applicable) endorsed in blank and (ii) in the case of Pledged Debt Instruments and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;
          (d) take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent; and
          (e) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (f) Notwithstanding the foregoing, in the event that a Group Member no longer is a Restricted Entity as a result of the application of clause (ii) of the definition thereof, such Group Member shall comply with the requirements of this Section 7.11 and the requirements of Section 7.12 (Control Accounts, Approved Deposit Accounts) prior to incurring any Indebtedness or Guaranty Obligations referred to in such clause or pledging any assets as referred to in such clause.
          Section 7.12 Control Accounts, Approved Deposit Accounts
          (a) Each Loan Party shall (i) deposit in an Approved Deposit Account all cash it receives, (ii) not establish or maintain any Securities Account that is not a Control

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Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that any Person that becomes a Loan Party on or after the Closing Date shall comply with the provisions of this clause (a) within 10 days of the date such Person becomes a Loan Party (or such later date as the Administrative Agent shall agree).
          (b) The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its reasonable discretion shall determine. The Borrower agrees that each such Cash Collateral Account shall meet the requirements set forth in the definition of “Cash Collateral Account”. Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Borrower to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Borrower; provided, however, that the Administrative Agent and the Lenders shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. No Group Member or any other Person claiming on behalf of or through any Group Member shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the payment in full of all then outstanding and payable monetary Obligations. The Administrative Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.8 (Mandatory Prepayments).
          Section 7.13 Real Property
          Upon written request of the Administrative Agent, the Borrower shall, and shall cause each other Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, promptly and in any event not later than 45 days after receipt of such notice (or, if such notice is given by the Administrative Agent prior to the acquisition of such Real Property, immediately upon such acquisition), a Mortgage on any Real Property owned by the Borrower or such Guarantor to the extent that the Fair Market Value of such Real Property is in excess of $10,000,000, together with (i) if requested by the Administrative Agent and such Real Property is located in the United States, all Mortgage Supporting Documents relating thereto or (ii) otherwise, documents similar to Mortgage Supporting Documents deemed by the Administrative Agent to be appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of a first-priority mortgage (subject to Liens permitted pursuant to Section 8.2(c), (f) and (k) (Liens, Etc.)) on such Real Property.
          Section 7.14 Post-Closing Obligations
          The Borrower shall, and shall cause each other Guarantor to, comply with each of the post-closing obligations set forth on Schedule 7.14 (Post-Closing Obligations).
ARTICLE VIII
Negative Covenants
          Each of the Parent, the Holdcos and the Borrower agrees with the Lenders and the Administrative Agent on and after the Closing Date to each of the following as long as any

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Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:
          Section 8.1 Indebtedness
          No Group Member shall, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:
          (a) the Secured Obligations and Guaranty Obligations in respect thereof;
          (b) Indebtedness and Guaranty Obligations existing on the Closing Date and disclosed on Schedule 8.1 (Existing Indebtedness);
          (c) Guaranty Obligations (i) incurred by any Loan Party in respect of Indebtedness of the Borrower or any other Loan Party that is otherwise permitted by this Section 8.1 (other than clause (a) or (b) above or clause (g) or (n) below) and (ii) by any Proposed Acquisition Target, any Subsidiary of any Proposed Acquisition Target or any direct Wholly-Owned Subsidiary of the Parent, Holdco I or Holdco II created after the Closing Date for the purpose of acquiring such Proposed Acquisition Target, in respect of Indebtedness permitted clause (n) below.
          (d) Capital Lease Obligations and purchase money Indebtedness incurred by (i) any Loan Party to finance the acquisition of fixed assets; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $1,000,000 at any time and (ii) any Non-Loan Party to finance the acquisition of fixed assets; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $1,000,000 at any time;
          (e) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (b) or (d) above or this clause (e); provided, however, that (i) the amount of such Indebtedness is not increased at the time of such renewal, extension, refinancing or refunding except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity (both weighted average and final maturity), collateral (if any) and subordination (if any), and other material terms, taken as a whole, of any such renewal, extension, refinancing or refunding of Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being renewed, extended, refinanced or refunded, and the interest rate applicable to any such renewal, extension, refinancing or refunding Indebtedness does not exceed the then applicable market interest rate;
          (f) a sale and leaseback transaction permitted pursuant to Section 8.14 (Sale/Leasebacks), to the extent such transaction would constitute Indebtedness;

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          (g) Indebtedness arising from intercompany loans (i) from any Loan Party to any other Loan Party, (ii) from any Non-Loan Party to any other Non-Loan Party; provided, however, that, in the case of this clause (ii), the proceeds of such intercompany loans are used by such Non-Loan Party for working capital purposes, for purposes of meeting regulatory capital requirements or for Permitted Acquisitions, (iii) from any Loan Party to any Non-Loan Party; provided, however, that, in the case of this clause (iii), the proceeds of such intercompany loans are used by such Non-Loan Party for working capital purposes, for purposes of meeting regulatory capital requirements or for Permitted Acquisitions or (iv) from any Non-Loan Party to any Loan Party, provided, however, that, in the case of this clause (iv), such Indebtedness is subordinated on terms reasonably satisfactory to the Administrative Agent;
          (h) Indebtedness arising under (i) any performance or surety bond entered into in the ordinary course of business or (ii) any letter of credit for the purposes of supporting Leases of Real Property entered into in the ordinary course of business and in an amount not to exceed $15,000,000 in the aggregate at any time outstanding;
          (i) obligations under Hedging Contracts permitted under Section 8.15 (No Speculative Transactions);
          (j) Investments permitted under Section 8.3(b), (f) or (i) (Investments) that would constitute Indebtedness;
          (k) Indebtedness in respect of judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.1(g) (Events of Default);
          (l) endorsements for collection, deposit or negotiation, in each case incurred in the ordinary course of business;
          (m) Indebtedness represented by Seller Notes in an aggregate amount not to exceed $26,000,000 at any time;
          (n) Indebtedness (i) of a Proposed Acquisition Target or Subsidiaries thereof assumed in connection with a Permitted Acquisition and (ii) incurred by the Parent, Holdco I or Holdco II (or any direct Wholly-Owned Subsidiary of the Parent, Holdco I or Holdco II created after the Closing Date for the purpose of consummating a Permitted Acquisition) for the purposes of consummating any Permitted Acquisition; provided, however, that (i) after any incurrence or assumption of Indebtedness described in this clause (n), the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Permitted Acquisition and such incurrence or assumption of such Indebtedness, shall not be greater than 2.50 to 1.00 and (ii) no Default or Event of Default shall have occurred and be continuing immediately prior to such incurrence or assumption of Indebtedness or would result therefrom; and
          (o) Indebtedness not otherwise permitted under this Section 8.1; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all such Indebtedness shall not exceed $1,000,000 at any time.

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          Section 8.2 Liens, Etc.
          No Group Member shall create or suffer to exist any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:
          (a) Liens created pursuant to the Loan Documents;
          (b) Liens existing on the Closing Date and disclosed on Schedule 8.2 (Existing Liens);
          (c) Customary Permitted Liens on the assets of any Group Member;
          (d) purchase money Liens granted by any Group Member (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the Closing Date, of such Group Member’s acquisition thereof) securing Indebtedness permitted under Section 8.1(d) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;
          (e) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1(e) (Indebtedness);
          (f) Liens in favor of lessors securing operating leases or, to the extent such transactions create a Lien hereunder, sale and leaseback transactions, to the extent such sale and leaseback transactions are permitted hereunder;
          (g) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.1(g) (Events of Default);
          (h) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
          (i) any title transfer, retention of title, hire purchase or conditional sale arrangement or arrangements having a similar effect arising in the ordinary course of trading (but not securing Indebtedness that is not otherwise permitted hereunder) in favor of the suppliers of goods or services to a Group Member;
          (j) Liens granted in respect of the Seller Note Collateral Account; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all obligations secured by such Liens shall not exceed $26,000,000 at any time;
          (k) Liens on the assets of a Proposed Acquisition Target and Subsidiaries thereof and Stock held by any direct Wholly-Owned Subsidiary of the Parent, Holdco I or Holdco II created after the Closing Date for the purpose of consummating a Permitted Acquisition with

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respect to such Proposed Acquisition Target, in each case, to the extent that such Liens secure Indebtedness permitted by Section 8.1(n) (Indebtedness); provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such Indebtedness secured by such Liens shall not exceed $100,000,000 at any time; and
          (l) Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities (other than Indebtedness) of any Loan Party; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such obligations and liabilities shall not exceed $1,000,000 at any time.
          Section 8.3 Investments
          No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:
          (a) Investments existing on the Closing Date and disclosed on Schedule 8.3 (Existing Investments);
          (b) Investments in cash and Cash Equivalents that are in compliance with Section 7.12(a) (Control Accounts, Approved Deposit Accounts);
          (c) Investments in payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Group Members;
          (d) Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business;
          (e) Investments by (i) any Loan Party in any other Loan Party, (ii) any Non-Loan Party in any other Non-Loan Party to the extent that such Investments are to be used by such Non-Loan Party for working capital purposes, for purposes of meeting regulatory capital requirements or for Permitted Acquisitions, (iii) any Loan Party in any Non-Loan Party that constitutes Indebtedness permitted by Section 8.1(g)(iii) (Indebtedness) or (iv) any Non-Loan Party in any Loan Party and, to the extent such Investment constitutes Indebtedness, such Indebtedness is permitted pursuant to Section 8.1(g)(iv) (Indebtedness);
          (f) loans or advances to employees of any Group Member in the ordinary course of business as presently conducted other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the Dollar Equivalent of the aggregate principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed $1,000,000 at any time;
          (g) Guaranty Obligations permitted by Section 8.1 (Indebtedness);
          (h) Investments consisting of the Acquisition and any Permitted Acquisition;
          (i) (x) Investments consisting of fixed and variable priority drawing shares paid to Regular Members in connection with the Limited Partner Profit Share Arrangement and

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(y) Investments by GLG Partners LP and GLG Partners Services LP in Laurel Heights LLP and Lavender Heights LLP, respectively, to effectuate the Investments described in clause (x) above;
          (j) Investments by the Borrower in the Warrant Account; and
          (k) Investments not otherwise permitted hereby; provided however, that no Investment by any Group Member consisting of all or substantially all of the assets of any Proposed Acquisition Target, or a majority of the Voting Stock of any Person, shall be permitted pursuant to this clause (k) unless such Investment is a Permitted Acquisition; and provided, further, that both before and after making any Investment described in this clause (k), (i) the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Investment, shall not be greater than the maximum Leverage Ratio set forth in Section 5.1 (Maximum Leverage Ratio) and (ii) no Default or Event of Default shall have occurred and be continuing immediately prior to the making of such Investment or would result therefrom.
          Section 8.4 Sale of Assets
          No Group Member shall sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, except in the case of the Parent, issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:
          (a) the sale or disposition of Cash Equivalents or Inventory, in each case in the ordinary course of business;
          (b) the sale or disposition of Equipment that has become obsolete or is replaced in the ordinary course of business;
          (c) (i) a true lease or sublease of Real Property not constituting Indebtedness and not constituting a sale and leaseback transaction and (ii) a sale of assets pursuant to a sale and leaseback transaction, in each case as permitted under Section 8.14 (Sale/Leasebacks);
          (d) assignments, licenses and sublicenses of intellectual property of any Group Member in the ordinary course of business;
          (e) any Asset Sale by any Non-Loan Party to any Loan Party for not more than Fair Market Value;
          (f) issuances or sales of Stock or Stock Equivalents of Lavender Heights LLP and/or Laurel Heights LLP in connection with the Limited Partner Profit Share Arrangement;
          (g) issuances or transfers of Stock of the Parent (i) from the Parent to Holdco I, (ii) from Holdco I to Holdco II and (iii) from Holdco II to the holder of the Holdco II Exchangeable Stock, to the extent made on a substantially concurrent basis and required for the exercise of the right of the holder of the Holdco II Exchangeable Stock to exchange such Holdco II Exchangeable Stock for Stock of the Parent;

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          (h) dispositions in the ordinary course of business by any Group Member of such Group Member’s Investment or other interest in any Managed Fund;
          (i) any issuance or sale of Stock by any Group Member in connection with an Investment permitted pursuant to Section 8.3 (Investments);
          (j) (i) any Asset Sale among the Loan Parties; provided, however, that such Asset Sale does not materially and adversely affect the Lenders hereunder and (ii) issuances of Stock of Holdco I to Holdco II and from Holdco I to the Parent; and
          (k) as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for Fair Market Value, payable in cash upon such sale; provided, however, that with respect to any such Asset Sale pursuant to this clause (k), (i) the Dollar Equivalent of the aggregate consideration received during any Fiscal Year for all such Asset Sales shall not exceed $10,000,000 and (ii) an amount equal to all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.8 (Mandatory Prepayments).
           Section 8.5 Restricted Payments
          No Group Member shall, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:
          (a) Restricted Payments by (i) any Group Member to any Loan Party or (ii) any Non-Loan Party to any other Non-Loan Party;
          (b) dividends and distributions declared and paid on the common Stock of the Parent and payable only in common Stock of the Parent;
          (c) Restricted Payments in respect of the Stock and Stock Equivalents of the Parent and the Holdco II Exchangeable Stock; provided however, that both before and after giving effect to any Restricted Payment described in this clause (c), (i) the Parent shall be in compliance with the maximum Leverage Ratio set forth in Section 5.1 (Maximum Leverage Ratio) and (ii) no Default or Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom;
          (d) Restricted Payments to the holder of Holdco II Exchangeable Stock paid for the purpose of funding Special Dividends for any Fiscal Year pursuant to the Memorandum of Association of Holdco II;
          (e) Restricted Payments in respect of (i) the Stock or profit shares of GLG Partners LP to Laurel Heights LLP, (ii) the Stock or profit shares of GLG Partners Services LP to Lavender Heights LLP and Regular Members and (iii) the Stock or profit shares of Lavender Heights LLP and Laurel Heights LLP to Regular Members, in each case in connection with any of (x) the Limited Partner Profit Share Arrangement, (y) the Parent’s 2007 Restricted Stock Plan

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or (z) the Parent’s 2007 Long Term Incentive Plan; provided, however, that when such Restricted Payments are made to Lavender Heights LLP, such Restricted Payments, less any amounts required to pay taxes on behalf of the Regular Members, shall be paid promptly to the Regular Members of Lavender Heights LLP;
          (f) Restricted Payments constituting Purchase Price Adjustments payable to the Sellers;
          (g) dividends in respect of Stock of Subsidiaries of Holdco II (other than the Borrower) to the extent declared prior to the Closing Date to holders of record of Stock of Subsidiaries of Holdco II (other than the Borrower) prior to the Closing Date to the extent that such dividends reduce (on a dollar-for-dollar basis) the Purchase Price Adjustment otherwise payable to the Sellers by any Group Member; and
          (h) payments in connection with the redemption (or repurchase for cancellation) of the Parent Warrants in an aggregate amount not to exceed $70,000,000, which shall be funded with proceeds of the Warrant Account or proceeds of Revolving Loans.
           Section 8.6 Prepayment and Cancellation of Indebtedness
(a) No Group Member shall cancel any claim or Indebtedness owed to any of them except (i) in the ordinary course of business and (ii) in respect of intercompany Indebtedness (x) among the Loan Parties and (y) owed by a Loan Party to a Non-Loan Party.
(b) No Group Member shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness; provided, however, that any such Group Member may (i) prepay the Obligations in accordance with the terms of this Agreement, (ii) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness, (iii) prepay Indebtedness under the Existing Credit Agreement with the proceeds of the initial Borrowings hereunder, (iv) prepay any Indebtedness payable to any Loan Party by any Group Member, (v) prepay any Indebtedness represented by a Seller Note and (vi) renew, extend, refinance and refund Indebtedness, as long as such renewal, extension, refinancing or refunding is permitted under Section 8.1(e) (Indebtedness).
          Section 8.7 Restriction on Fundamental Changes
          No Group Member shall (a) except in connection with the Acquisition, any Permitted Acquisition or any Permitted Intercompany Merger, (i) merge or consolidate with any Person; provided, however, that each of the Parent, Holdco I, Holdco II and the Borrower shall survive any such merger or consolidation, (ii) acquire all, substantially all or a majority of the Voting Stock or Stock Equivalents of any Person or (iii) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (b) dissolve or liquidate any Subsidiary (other than an Immaterial Subsidiary), (c) enter into any joint venture or partnership with any Person unless such joint venture or partnership is permitted pursuant to Section 8.3(k) (Investments) or (d) create any Subsidiary unless, after giving effect to such creation, (i) such Subsidiary is a Wholly-Owned Subsidiary of the Parent, (ii) the Borrower is in compliance with Section 7.11 (Additional

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Collateral and Guaranties) and (iii) the Investment in such Subsidiary is permitted under Section 8.3(k) (Investments).
          Section 8.8 Change in Nature of Business
          (a) No Group Member shall make any material change in the nature or conduct of its business as carried on at the Closing Date.
          (b) Neither the Parent, Holdco I nor Holdco II shall engage in any business or activity other than (i) holding shares in the Stock of its Subsidiaries (including, without limitation, through a Permitted Acquisition) and activities reasonably related thereto, (ii) paying taxes, (iii) preparing reports to Governmental Authorities and to its shareholders, (iv) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure, (v) the incurrence of (and making payments under) Indebtedness permitted under Section 8.1 (Indebtedness), (vi) holding cash and Cash Equivalents, (vii) making Asset Sales to the extent permitted under Section 8.4 (Sale of Assets) and Restricted Payments to the extent permitted under Section 8.5 (Restricted Payments), and (viii) corporate and administrative maintenance activities (including the payment of expenses) associated with, and other similar activities reasonably incidental to, being a holding company (and, in the case of the Parent, a public holding company) for a consolidated group which shall include, without limitation, (A) entering into and incurring obligations under any insurance contract and employment agreements and benefit plans for management or employees of the Group Members, (B) entering into agreements with consultants, auditors and service provides to provide services to the Group Members, (C) entering into confidentiality and similar agreements for the Group Members and (D) instituting, defending and settling litigation, arbitration, regulatory and similar matters.
          (c) Lavender Heights LLP shall not engage in any business or activity other than (i) paying taxes, (ii) preparing reports to Governmental Authorities and to its shareholders, (iii) holding partners and members meetings, preparing partnership records and other partnership activities required to maintain its separate corporate structure, (iv) making Restricted Payments to the extent permitted under Section 8.5(e) (Restricted Payments), (v) corporate and administrative maintenance activities (including the payment of expenses), (vi) providing services or the services of its members to GLG Partners Services LP, (vii) transactions incidental to implementing awards granted under the Parent’s 2007 Restricted Stock Plan and under the Parent’s 2007 Long Term Incentive Plan and (viii) other similar activities associated with and reasonably incidental to the foregoing.
          Section 8.9 Transactions with Affiliates
          No Group Member shall, except as otherwise expressly permitted herein, enter into any transaction directly or indirectly with or for the benefit of any Affiliate of any Group Member (including Guaranty Obligations and assumptions of obligations of any such Affiliate), except for (i) transactions among the Loan Parties; (ii) transactions among Group Members; provided, however, that such transactions are in the ordinary course and consistent with past practice and, to the extent among any Loan Party and any Non-Loan Party, on a basis no less favorable to the Loan Parties, taken as a whole, as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof; and (iii) other transactions on a basis no

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less favorable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof.
          Section 8.10 Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge
          Except pursuant to the Loan Documents and any agreements governing purchase money Indebtedness or Capital Lease Obligations permitted by Section 8.1(b), (d) or (e) (Indebtedness) (in the case of agreements permitted by such clauses, any prohibition or limitation shall only be effective against the assets financed thereby), no Group Member shall, other than as required by law or by any Governmental Authority, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, any Group Member or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.
          Section 8.11 Modification of Material Agreements; Constituent Documents
          No Group Member shall alter, rescind, terminate, amend, supplement, waive or otherwise modify (or permit such alteration, termination, amendment, supplement, waiver or other modification of) any provision of any (a) Acquisition Document (except for modifications that do not materially and adversely affect the rights and privileges of any Group Member under such Acquisition Document and that do not materially affect the interests of the Secured Parties under the Loan Documents or in the Collateral) or (b) any Material Agreement (except for modifications that do not materially and adversely affect the interests of the Secured Parties under the Loan Documents or in the Collateral). Following the Closing Date, no Group Member shall change its capital structure (including the terms of its outstanding Stock), change its corporate form or jurisdiction of organization or otherwise amend its Constituent Documents, except for changes and amendments that do not materially affect the rights and privileges of any Group Member and do not materially affect the interests of the Secured Parties under the Loan Documents or in the Collateral.
          Section 8.12 Accounting Changes; Fiscal Year
          No Group Member shall change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) fiscal year.
          Section 8.13 Margin Regulations
          No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

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          Section 8.14 Sale/Leasebacks
          No Group Member shall enter into any sale and leaseback transaction if, after giving effect to such sale and leaseback transaction, the Dollar Equivalent of the aggregate Fair Market Value of all properties covered by sale and leaseback transactions would exceed $1,000,000.
          Section 8.15 No Speculative Transactions
          No Group Member shall engage in any speculative transaction or in any transaction involving Hedging Contracts or for the sole purpose of hedging other than in the normal course of business and consistent with past practices; provided, however, that the Borrower may enter into Hedging Contracts for the purposes of hedging its interest rate exposure in connection with the Loans.
          Section 8.16 Pension Matters
          No Group Member shall participate in a pension scheme to which sections 38 to 51 of the Pensions Act 2004 may apply or become “connected” with or an “associate” of (as those terms are used in Sections 39 or 43 of the Pensions Act 2004) such an employer or establish any plans, schemes or arrangements for the provision of Pension Benefits or take any measures in relation to the provision of Pension Benefits which, in the aggregate, could be capable of having a Material Adverse Effect.
ARTICLE IX
Events Of Default
          Section 9.1 Events of Default
          Each of the following events shall be an Event of Default:
          (a) the Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or
          (b) the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or
          (c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or
          (d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V (Financial Covenants), Section 6.1(a), (b) or (c) (Financial Statements), 6.2 (Default Notices), 7.1 (Preservation of Corporate Existence, Etc.), 7.6 (Access),

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7.9 (Application of Proceeds) or 7.11 (Additional Collateral and Guaranties) or Article VIII (Negative Covenants) or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of any Loan Party becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
          (e) (i) any Group Member shall fail to make any payment on any Indebtedness of any such Group Member (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $25,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
          (f) (i) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, is deemed under any Cayman Islands statute applicable to such Group Member to be unable to pay its debts or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against any Group Member (but not instituted by any Group Member) either such proceedings shall remain undismissed or unstayed for a period of 30 days or more or shall be consented to or acquiesced in by such Group Member or any action sought in such proceedings shall occur, (iii) any Group Member shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above or (iv) any event shall occur which causes the automatic dissolution of any Group Member (other than any such automatic dissolution or reorganization required pursuant to applicable Requirements of Law which are not related to bankruptcy, insolvency or reorganization or relief of debtors and which dissolution or reorganization is otherwise permitted hereunder); or
          (g) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount whose Dollar Equivalent exceeds $25,000,000, to the extent not covered by insurance, shall be rendered against one or more Group Members and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

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          (h) one or more Pension Events shall occur and the Dollar Equivalent of the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $25,000,000 in the aggregate; or
          (i) any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or
          (j) any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, or any Loan Party shall so state in writing; or
          (k) there shall occur any Change of Control; or
          (l) on or after the Closing Date, two or more of Noam Gottesman, Pierre Lagrange and Emmanuel Roman shall be removed, resign or otherwise cease to act as managing directors of GLG Partners LP and neither Noam Gottesman nor Emmanuel Roman is chief executive officer or co-chief executive officer of the Parent; or
          (m) on or after the Closing Date, there shall occur any own-initiative cancellation by the FSA of the permissions of (i) any Group Member to the extent such cancellation is material to the business of the Group Members taken as a whole or (ii) GLG Partners LP.
          Section 9.2 Remedies
          During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan shall immediately terminate and (b) may and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of any of the Events of Default specified in Section 9.1(f) (Events of Default), (x) the Commitments of each Lender to make Loans shall automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

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          Section 9.3 Rescission
          If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
ARTICLE X
The Administrative Agent
          Section 10.1 Authorization and Action
          (a) Each Lender hereby appoints Citicorp as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders and the other Secured Parties under such Collateral Documents.
          (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or such greater number of Lenders as may be required pursuant to Section 11.1 (Amendments, Waivers, Etc.)), and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender (x) prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents. and (y)

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promptly after receipt thereof, copies of all Financial Statements delivered to the Administrative Agent pursuant to Section 6.1 (Financial Statements).
          (c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders except to the limited extent provided in Section 2.6(b), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.
          (d) In the event that Citicorp or any of its Affiliates is or becomes an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of Citicorp in its capacity as the Administrative Agent for the benefit of any Loan Party under any Loan Document (other than Citicorp or an Affiliate of Citicorp) and which is applied in accordance with the Loan Documents is exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
          (e) The Arranger shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.
          Section 10.2 Administrative Agent’s Reliance, Etc.
          None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e) (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 2.6 (Evidence of Debt), (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document

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furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.
          Section 10.3 Posting of Approved Electronic Communications
          (a) Each of the Lenders and each of the Parent, the Holdcos and the Borrower agrees (each for itself and on behalf of its Subsidiaries that are Loan Parties) that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
          (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Execution Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each of the Parent, the Holdcos and the Borrower acknowledges and agrees (each for itself and on behalf of its Subsidiaries that are Loan Parties), that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration of the convenience and other benefits afforded by such distribution and of the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each of the Parent, the Holdcos and the Borrower hereby approves (each for itself and on behalf of its Subsidiaries that are Loan Parties) distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
          (c) The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrants the accuracy, adequacy or completeness of the Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the Approved Electronic Platform or the Approved Electronic Communications.
          (d) Each of the Lenders and each of the Parent, the Holdcos and the Borrower agrees (each for itself and on behalf of its Subsidiaries that are Loan Parties) that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic

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Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
          Section 10.4 The Administrative Agent Individually
          With respect to its Ratable Portion, Citicorp shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Revolving Credit Lenders”, “Term Loan Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, Citicorp in its individual capacity as a Lender, a Revolving Credit Lender, a Term Loan Lender or one of the Requisite Lenders. Citicorp and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if Citicorp were not acting as the Administrative Agent.
          Section 10.5 Lender Credit Decision
          Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender, conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for the documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of the Administrative Agent or any Affiliate thereof or any employee or agent of any of the foregoing.
          Section 10.6 Indemnification
          Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower or another Loan Party, and without limiting the obligation of the Borrower and the other Loan Parties to do so), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-

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pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Loan Party (without limiting the obligation of the Borrower and the other Loan Parties to do so).
          Section 10.7 Successor Administrative Agent
          The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          Section 10.8 Concerning the Collateral, the Collateral Documents and the Guaranties
          (a) Each Lender agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any other Group Member, (iii) act as collateral agent for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative

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Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender that constitute Collateral, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.
          (b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Lenders hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Secured Parties against any of the following:
          (i) all of the Collateral and all Loan Parties, upon termination of the Commitments and payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified by any Lender in writing are then due and payable;
          (ii) any assets that are subject to a Lien permitted by Section 8.2(d), (e) or (k) (Liens, Etc.); and
          (iii) any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).
Each of the Lenders hereby directs the Administrative Agent to execute and deliver or file, at the expense of the Borrower, such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.8 promptly upon the effectiveness of any such release.
          (c) Each of the Lenders hereby directs, in accordance with the terms hereof, the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under any Guaranty if such Guarantor ceases to be a Subsidiary of the Parent as a result of a transaction permitted hereunder.
ARTICLE XI
Miscellaneous
          Section 11.1 Amendments, Waivers, Etc.
          (a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or

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consent, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and (y) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and each applicable Loan Party, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:
          (i) waive any condition specified in Section 3.1 (Conditions Precedent to Execution), Section 3.2 (Conditions Precedent to Initial Loans) or 3.3(b) (Conditions Precedent to Each Loan), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.2 (Conditions Precedent to Initial Loans), subject to the provisions of Section 3.4 (Determinations of Initial Borrowing Conditions);
          (ii) increase the Commitment of such Lender or subject such Lender to any additional obligation; provided, however, that any such increase with respect to (A) the Term Loan Commitment shall require the consent of the Requisite Term Loan Lenders or (B) the Revolving Credit Commitment shall require the consent of the Requisite Revolving Credit Lenders;
          (iii) extend the Revolving Credit Termination Date, the Term Loan Maturity Date, the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.8 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment;
          (iv) reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan owing to such Lender (other than by the payment or prepayment thereof);
          (v) reduce the rate of interest on any Loan outstanding and owing to such Lender or any fee payable hereunder to such Lender, or extend the due date thereof;
          (vi) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;
          (vii) release all or substantially all of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral, the Collateral Documents and the Guaranties) or release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Subsidiary Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement); or

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          (viii) amend Section 10.8(b) (Concerning the Collateral and the Collateral Documents), Section 11.8 (Sharing of Payments, Etc.), this Section 11.1 or either definition of the terms “Requisite Lenders” or “Ratable Portion”;
and provided, further, that (x) any modification of the application of payments to the Term Loans pursuant to Section 2.8 (Mandatory Prepayments) shall require the consent of the Requisite Term Loan Lenders and any modification of the application of payments to the Revolving Loans pursuant to Section 2.8 (Mandatory Prepayments) or the reduction of the Revolving Credit Commitments pursuant to Section 2.4(c) (Reduction and Termination of the Commitments) shall require the consent of the Requisite Revolving Credit Lenders, (y) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(e) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, and (z) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents; and provided, further, that the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender. Notwithstanding the foregoing, any amendment, modification or waiver of any requirement pursuant to Schedule 7.14 (Post-Closing Obligations) shall require the consent of the Administrative Agent and each Lender, except as otherwise set forth therein.
          (b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
          (c) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Revolving Credit Lenders or Term Loan Lenders, the consent of Requisite Lenders, as applicable, is obtained but the consent of any Revolving Credit Lender or Term Loan Lender whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request (and at the Borrower’s sole cost and expense), an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent (not to be unreasonably withheld or delayed) (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments and Revolving Credit Outstandings of such Non-Consenting Lender if such Non-Consenting Lender is a Revolving Credit Lender and all of the Term Loans of such Non-Consenting Lender if such Non-Consenting Lender is a Term Loan Lender, in each case for an amount equal to the principal balance of all such Revolving Loans or Term Loans, as applicable, held by the Non-Consenting Lender and all accrued and unpaid interest, fees and other amounts then due and payable under the Loan Documents with respect thereto through the date of sale, and all amounts payable

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pursuant to Section 2.13(e) (Breakage Costs); provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an Assignment and Acceptance or such other agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Revolving Loans or Term Loans, as applicable, held by it and all accrued and unpaid interest, fees and other amounts then due and payable under the Loan Documents with respect thereto through the date of sale, and all amounts payable pursuant to Section 2.13(e) (Breakage Costs). Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register. All indemnities under the Loan Documents shall continue in favor of each Non-Consenting Lender.
          Section 11.2 Assignments and Participations
          (a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans and the Revolving Loans); provided, however, that (i)(A) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitment and (B) if any such assignment shall be of the assigning Lender’s Term Loans and Term Loan Commitment, such assignment shall cover the same percentage of such Lender’s Term Loans and Term Loan Commitment, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Borrower and the Administrative Agent or (B) if such assignment is being made to a Lender or a Lender Affiliate or an Approved Fund managed by such Lender, and (iii) if such Eligible Assignee is not, prior to the date of such assignment, either (x) in the case of any assignment of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, a Lender or a Lender Affiliate or (y) in the case of any assignment of the assigning Lender’s Term Loans and Term Loan Commitment, a Lender or a Lender Affiliate or an Approved Fund managed by a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower (which consents shall not be unreasonably withheld or delayed; provided, that it shall not be unreasonable for the Borrower to withhold consent if such Eligible Assignee’s primary business is alternative investment management); and provided, further, that, notwithstanding any other provision of this Section 11.2, the consent of the Borrower shall not be required (x) for any assignment occurring when any Event of Default shall have occurred and be continuing and (y) for any assignment to an Eligible Assignee whose primary business is not alternative investment management, by any Affiliate of the Administrative Agent made prior to the Closing Date or within 15 Business Days after the Closing Date of its Commitments held on the Execution Date. Any such assignment need not be

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ratable as among the Term Loan Facility and the Revolving Credit Facility. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (a) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (f) of this Section 11.2.
          (b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording in the Register of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.16 (Substitution of Lenders) and Section 11.1(c) (Amendments, Waivers, Etc.), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and thereunder, and (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
          (c) The Administrative Agent shall maintain at its address referred to in Section 11.9 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time and the Commitments of each Lender. Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register.
          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if requested by the assigning Lender and to the extent that the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Note), as applicable.

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          (e) In addition to the other assignment rights provided in this Section 11.2, each Lender may do each of the following:
          (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans hereunder; provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and such Lender shall remain the holder of the Obligations for all purposes hereunder; and
          (ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent or the Borrower, (1) any holder of, or trustee for the benefit of, the holders of such Lender’s Securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;
provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (e) or clause (f) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (e) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.14 (Capital Adequacy) and 2.15 (Taxes) and of 2.13(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make

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under Section 2.14 (Capital Adequacy), 2.15 (Taxes) or 2.13(d) (Illegality) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.
          (f) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans and Revolving Loans); provided, that the sale of any participations to any potential participant whose primary business is alternative investment management shall be subject to the prior consent of the Borrower. The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for payment of, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation, or extend the Revolving Credit Termination Date or the Term Loan Maturity Date or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.14 (Capital Adequacy), 2.15 (Taxes) (to the extent that such participant complies with the provisions of such section) and of 2.13(d) (Illegality) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.14 (Capital Adequacy), 2.15 (Taxes) or 2.13(d) (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold; and provided, further, that such participant in the rights and obligations of such Lender shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.
          Section 11.3 Costs and Expenses
          (a) The Borrower agrees to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable and documented fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP, one local legal counsel in each relevant jurisdiction (which, for the avoidance of doubt, may include the Cayman Islands, the British Virgin Islands,

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the United Kingdom, Ireland and any other jurisdiction that the Administrative Agent shall reasonably deem necessary), auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of any or all of the Group Members in connection with the preparation, negotiation or execution of any Loan Document or, subject to Section 7.6 (Access), the Administrative Agent’s periodic audits of any Group Member, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans)), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Group Member, the Acquisition, the Acquisition Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Group Member, the Acquisition, the Acquisition Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.
          (b) The Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including reasonable and documented attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent or such Lenders in connection with any of the following: (i) while an Event of Default is continuing, in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) while an Event of Default is continuing, in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations or any Group Member and related to or arising out of the transactions contemplated hereby or by any other Loan Document or Acquisition Document, (iv) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any other obligation of any Group Member under the Loan Documents, the Acquisition, the Acquisition Documents, this Agreement or any other Loan Document or (v) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent or any Lender is served or deposition or other proceeding in which the Administrative Agent or any Lender is called to testify, in each case, relating in any way to the Obligations, any other obligation of any Group Member under the Loan Documents, the Acquisition, the Acquisition Documents, this Agreement or any other Loan Document.

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          (c) The obligations of the Borrower under this Section 11.3 are subject to the provisions of Section 11.6 (Payment Obligations).
          Section 11.4 Indemnities
          (a) Except with respect to matters relating to taxes and similar items expressly governed by Section 2.15 (Taxes) and except with respect to matters explicitly covered by Section 2.13 (Special Provisions Governing Eurodollar Rate Loans) and Section 2.14 (Capital Adequacy), the Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, the Disclosure Document, any Acquisition Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any other Group Member involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any other Group Member, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any other Group Member or the owner, lessee or operator of any property of the Borrower or any other Group Member by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii ) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent or any Lender, or the Administrative Agent or any Lender having become the successor in interest to the Borrower or any other Group

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Member and (y) attributable solely to acts of the Administrative Agent, such Lender or any agent on behalf of the Administrative Agent or such Lender.
          (b) The Borrower shall indemnify the Administrative Agent and the Lenders for, and hold the Administrative Agent and the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent and the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.
          (c) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Borrower, in any event, may participate in the defense thereof, in addition to such Indemnitee, with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee. Any Indemnitee that proposes to settle or compromise any claim, litigation, investigation or proceeding for which the Borrower may be liable for payment of indemnity hereunder shall give the Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent (not to be unreasonably withheld or delayed); provided, however, that the failure to so notify the Borrower or obtain the Borrower’s consent shall not relieve the Borrower from any liability that the Borrower may have hereunder except to the extent that the Borrower has been materially prejudiced by such failure.
          (d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.
          (e) The obligations of the Borrower under this Section 11.4 are subject to the provisions of Section 11.6 (Payment Obligations).
          Section 11.5 Limitation of Liability
          (a) The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Acquisition Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or

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anticipated savings). Each of the Parent, the Holdcos and the Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (b) IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          Section 11.6 Payment Obligations
          All amounts due under Sections 11.3 (Costs and Expenses) and 11.4 (Indemnities) shall be payable not later than 30 days after the party to whom such amount is owed has provided a statement or invoice therefor, setting forth in reasonable detail, the amount due and the relevant provision of Section 11.3 (Costs and Expenses) or 11.4 (Indemnities), as applicable, under which such amount is payable by the Borrower. For purposes of the preceding sentence, it is understood and agreed that the Borrower may ask for reasonable supporting documentation to support any request to reimburse or pay out-of-pocket expenses, legal fees and disbursements and that the grace period to pay any such amounts shall not commence until such supporting documentation has been received by the Borrower. Statements payable by the Borrower pursuant to Sections 11.3 (Costs and Expenses) and 11.4 (Indemnities) shall be submitted to the Borrower at the address of the Borrower set forth in Section 11.9 (Notices, Etc.), or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.
          Section 11.7 Right of Set-off
          On or after the Closing Date, upon the occurrence and during the continuance of any Event of Default under Section 9.1 (a), (b), or (f) (Events of Default) or upon all amounts owing hereunder becoming due and payable (whether at stated maturity, by acceleration or otherwise) each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Parent, any Holdco or the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of

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such set-off and application. The rights of each Lender under this Section 11.7 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.
          Section 11.8 Sharing of Payments, Etc.
          (a) If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.7 (Right of Set-off)) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 (Costs and Expenses) or 11.4 (Indemnities) (other than payments pursuant to Section 2.13 (Special Provisions Governing Eurodollar Rate Loans), 2.14 (Capital Adequacy) or 2.15 (Taxes) or otherwise receives any Collateral or any “Proceeds” (as defined in any Pledge and Security Agreement) of Collateral (other than payments pursuant to Section 2.13 (Special Provisions Governing Eurodollar Rate Loans), 2.14 (Capital Adequacy) or 2.15 (Taxes)) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.7 (Right of Set-off)) or otherwise) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.
          (b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.
          (c) The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.8 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off in accordance with Section 11.7 (Right of Set-off)) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
          Section 11.9 Notices, Etc.
          (a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:
(i) if to the Borrower on or after the Execution Date but on or before the Closing Date:
FA Sub 3 Limited
c/o Freedom Acquisition Holdings, Inc.
1114 Avenue of the Americas, 41st Floor

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New York, NY 10036
Attention: Martin Franklin
Telecopy no:
E-Mail Address:
          with a copy to:
Greenberg Traurig, LLP
200 Park Avenue
Florham Park, New Jersey 07932
Attention: Jeffrey M. Rosenthal
Telecopy no: (973) 295-1330
E-Mail Address: rosenthalj@gtlaw.com
(ii) if to the Borrower on or after the Closing Date:
FA Sub 3 Limited
c/o GLG Partners LP
300 Park Avenue, 20th Floor
New York, NY 10022
Attention: Alejandro San Miguel
Telecopy no: (212) 224-7210
          with a copy to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Scott D. Berson
Telecopy no: (212) 541-5369
E-Mail Address: sberson@chadbourne.com
          (iii) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance; and
(iv) if to the Administrative Agent:
Citicorp USA, Inc.
Two Penns Way, Suite 200
New Castle, Delaware 19720
Attention: Lisa Rodriguez
Telecopy no: (212) 994-0961
E-Mail Address: lisa.m1.rodriguez@citi.com

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          with a copy to:
Citigroup Global Markets Inc.
390 Greenwich Street, 1st Floor
New York, New York 10013
Attention: Maureen P. Maroney
Telecopy no: (212) 723-8548
E-Mail Address: maureen.p.maroney@citi.com
          with a copy to:
Weil, Gotshal & Manges, LLP
767 Fifth Avenue,
New York, New York 10153-0119
Attention: Soo-Jin Shim
Telecopy no: (212) 310-8007
E-Mail Address: soo-jin.shim@weil.com
or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.
          (b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform (to the extent permitted by Section 10.3 to be delivered thereunder), an Internet website or a similar telecommunication device requiring a user prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.3 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facilities) or Article X (The Administrative Agent) shall not be effective until received by the Administrative Agent.
          (c) Use of Electronic Platform. Notwithstanding clause (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format

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FA Sub 3 Limited
acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.
          Section 11.10 No Waiver; Remedies
          No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          Section 11.11 Binding Effect
          This Agreement shall become effective when it shall have been executed by the Parent, each Holdco, the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure solely to the benefit of the Borrower, the Administrative Agent and each Lender and, in each case, their respective successors and permitted assigns; provided, however, that no Loan Party shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders.
          Section 11.12 Governing Law
          This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
          Section 11.13 Submission to Jurisdiction; Service of Process
          (a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
          (b) Each of the Borrower and the Holdcos hereby irrevocably designates, appoints and empowers CT Corporation System, 111 Eighth Avenue, New York, NY 10011 (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document. Such service may be made by mailing (by registered or

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certified mail, postage prepaid) or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or the Borrower at its address specified in Section 11.9 (Notices, Etc.). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Nothing contained in this Section 11.13 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.
          (d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.
          Section 11.14 Waiver of Jury Trial
          Each of the Administrative Agent, the Lenders, the Parent, each Holdco and the Borrower irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Loan Document.
          Section 11.15 Marshaling; Payments Set Aside
          None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
          Section 11.16 Section Titles
          The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to

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the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.
          Section 11.17 Execution in Counterparts
          This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.
          Section 11.18 Entire Agreement
          This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.
          Section 11.19 Confidentiality
          Each Lender and the Administrative Agent agree to keep information obtained by it pursuant hereto and pursuant to the other Loan Documents confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it shall not disclose any such information other than (a) to such Lender’s, the Administrative Agent’s or their respective Affiliates’, as the case may be, employees, officers, partners, directors, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender, the Administrative Agent or their respective Affiliates, as the case may be, on a non-confidential basis from a source other than the Parent, the Holdcos, the Borrower or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicle grantees of any option described in Section 11.2(f) (Assignments and Participations), contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 11.19. Notwithstanding any other provision in this Agreement, the Administrative Agent hereby agrees

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that the Borrower (and each of its officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facilities and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.
          Section 11.20 Patriot Act Notice.
          Each Lender subject to the Patriot Act hereby notifies the Borrower that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FA Sub 3 Limited,
as Borrower
By:	/s/ Ashley Silverton
	Name:	Ashley Silverton
	Title:	Sole Director

Freedom Acquisition Holdings, Inc.,
as Parent
By:	/s/ Jared Bluestein
	Name:	Jared Bluestein
	Title:	Secretary

FA Sub 1 Limited,
as Holdco I
By:	/s/ Jared Bluestein
	Name:	Jared Bluestein
	Title:	Secretary

FA Sub 2 Limited,
as Holdco II
By:	/s/ Jared Bluestein
	Name:	Jared Bluestein
	Title:	Secretary
[Singnature Page to FAS Credit Agreement]

Citicorp USA, Inc.,
as Administrative Agent and Lender
By:	/s/ Maureen P. Maroney
	Name:	Maureen P. Maroney
	Title:	Authorized Signatory
[Signature Page to FAS Credit Agreement]

Goldman Sachs Credit Partners, L.P.
as Lender
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

Deutsche Bank AG New York Branch
as Lender
By:	/s/ Kathleen Bowers
	Name:	Kathleen Bowers
	Title:	Director

By:	/s/ Richard Herder
	Name:	Richard Herder
	Title:	Managing Director

Calyon
as Lender
By:	/s/ Olivier Harou
	Name:	Olivier Harou
Title:

By:	/s/ Lee Brown
	Name:	Lee Brown
	Title:	Senior Relationship Manager

The Bank of New York,
as Lender
By:	/s/ David Aldrich
	Name:	David Aldrich
	Title:	Managing Director

Morgan Stanley Senior Funding, Inc.
as Lender
By:	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Vice President
[Signature Page to FAS Credit Agreement]

Other Lenders: Societe Generale
By:	/s/ Edith L. Hornick
	Name:	Edith L. Hornick
	Title:	Managing Director

Lehman Commercial Paper Inc.
By:	/s/ Rohit Nair
	Name:	Rohit Nair
	Title:	Authorized Signatory

[Signature Page to FAS Credit Agreement]